Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-143280

PROSPECTUS SUPPLEMENT
(to Prospectus dated June 7, 2007)

3,833,108 Shares of Common Stock
and
Warrants to Purchase 1,916,554 Shares of Common Stock

We are offering directly to selected investors 3,833,108 shares of our common stock and warrants to purchase 1,916,554 shares of our common stock. The common stock and warrants will be sold in units, with each unit consisting of one share of common stock and a warrant to purchase 0.5 shares of common stock at an initial exercise price of $4.53 per whole share of common stock, which is subject to adjustment. Each unit will be sold at a negotiated price of $3.70. The shares of common stock and warrants are immediately separable and will be issued separately.

Our Common stock is listed on the NASDAQ Capital Market and the Boston Stock Exchange under the symbol “DCTH.” On September 17, 2007, the last reported sale price for our common stock on the NASDAQ Capital Market was $4.05 per share.

We have retained Canaccord Adams Inc. and ThinkEquity Partners LLC as our placement agents to use their commercially reasonable efforts to solicit offers to purchase our common stock in this offering. The placement agents have no obligation to buy any of the shares of our common stock or warrants from us or to arrange for the purchase or sale of any specific number or dollar amount of the shares of common stock and the warrants. See “Plan of Distribution” beginning on page S-28 of this prospectus supplement for more information regarding these arrangements.

Investing in our securities involves a high degree of risk. See “Risk Factors,” beginning on page S-9 of this prospectus supplement, and those contained in our incorporated documents, to read about factors you should consider before buying shares of the common stock.

	Per
	Unit	Total[1]
Public offering price	$3.700	$14,182,499.60
Placement Agents’ fees[2]	$0.222	$850,949.98
Proceeds, before expenses, to us	$3.478	$13,331,549.62

We expect the total offering expenses, excluding the placement agency fee, to be approximately $170,000 for all sales pursuant to this prospectus supplement and accompanying prospectus. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual public offering amount, placement agency fee and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above.

Delivery of the units will be made to purchasers on or about September 21, 2007. The shares of common stock will be delivered in book-entry form through The Depository Trust Company, New York, New York or by the issuance of physical certificates. Purchaser funds will be deposited into an escrow account and held until jointly released by us and the placement agents on the date the units are to be delivered to the purchasers. All funds received will be held in a non-interest bearing account. The warrants sold in this offering will be delivered directly to investors.

You should carefully read this prospectus supplement and the accompanying prospectus, together with the documents we incorporate by reference, before you invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Canaccord Adams	ThinkEquity Partners LLC

The date of this prospectus supplement is September 18, 2007.

1	Assumes all 3,833,108 shares offered under the prospectus supplement and accompanying prospectus are sold.
2	Canaccord Adams Inc. will receive $595,664.99 (70% of the total placement agent fees), and ThinkEquity Partners LLC will receive $255, 284.99 (30% of the total placement agent fees).

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus supplement or the accompanying prospectus to “Company,” “Delcath,” “we,” “us,” and “our” are to Delcath Systems, Inc.

This prospectus supplement and accompanying prospectus, dated June 7, 2007, are part of a registration statement (the “Registration Statement”) on Form S-3 (File No. 333-143280) that we filed on May 25, 2007 with the Securities and Exchange Commission (the “SEC”), utilizing a shelf registration process and that was declared effective on June 7, 2007. Under the shelf registration process, of which this offering is a part, we and/or any named selling stockholders may offer, from time to time, an indeterminate amount of common stock, warrants, stock purchase contracts, stock purchase units, preferred stock or debt securities, up to a total dollar amount of $30,000,000.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds, updates and changes information contained in the accompanying prospectus and the documents incorporated by reference herein and therein. The second part, the accompanying prospectus dated June 7, 2007, gives more general information about the securities we may offer from time to time, some of which may not apply to this offering of securities. To the extent that the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement controls. You should read the entire prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference herein and therein, before making an investment decision.

You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus and information incorporated by reference herein and therein. We have not authorized anyone to provide you with additional or different information. This prospectus supplement and the accompanying prospectus are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate, and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information in this prospectus supplement and the accompanying prospectus or in any document incorporated by reference in this prospectus or any accompanying prospectus supplement is accurate as of any date other than the date of this document.

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SUMMARY

This summary highlights selected information about us. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. You should carefully read the entire prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein, including the “Risk Factors” section and the financial statements and related notes, before making an investment decision in our securities.

About the Company

Delcath Systems, Inc. was incorporated under Delaware law in 1988. We are a development stage company with a platform technology that isolates specific organs and body regions from the body’s general circulatory system in order to administer high dose chemotherapy and other therapeutic agents directly to a diseased organ or body region. The first application being investigated for our System uses the Delcath technology to isolate the liver from the general circulatory system for the treatment of tumors of the liver. High doses of chemotherapy are delivered directly to tumors in the liver while protecting the patient from the toxicities that would normally result from systemic exposure to the administered chemotherapeutic drug. These higher doses could be potentially lethal to the patient if administered systemically. One of our trials is in the final testing stage (Phase III) to support the United States Food and Drug Administration (the “FDA”) approval process. However, the Delcath System is not currently approved for marketing by the FDA, and it cannot be marketed in the United States without FDA pre-market approval. As mentioned, we are in the process of conducting a Phase III clinical trial designed to secure marketing approval in the United States and possibly in foreign markets for use of the Delcath System with the chemotherapy agent Melphalan, for the treatment of malignant melanoma that has spread to the liver. We are also testing the Delcath System with Melphalan against hepatocellular, neuroendocrine and adenocarcinoma; cancers that have spread to the liver in Phase II clinical trials. Additionally, we plan to conduct pre-clinical and clinical trials on the use of the Delcath System with other chemotherapy agents used to treat cancers in the liver.

Strategy

Our objectives are to establish the use of the Delcath System as the standard technique for delivering chemotherapy agents to the liver and expand the Delcath technology so that it may be used in the treatment of other liver diseases and of cancers in other parts of the body, and to generate growth, revenues and high returns for our stockholders through a strategy that includes the following elements:

  Completing clinical trials to obtain FDA pre-market approval for use of the Delcath System with Melphalan to treat malignant melanoma that has spread to the liver. Our highest priority is completing the Phase III clinical trial, data preparation, statistical analysis and filing of necessary regulatory documents associated with an application for FDA pre-market approval of the commercial sale of the Delcath System in the United States for use in administering Melphalan in the treatment of melanoma that has spread to the liver. We are presently treating patients in trials being conducted by the National Cancer Institute (the “NCI”) and will seek to add clinical centers to this trial in order to speed the completion of the trial.

  Obtaining approval to market the Delcath System in the United States for the treatment of additional cancers in the liver. We are testing our System in the treatment of other cancers of the liver such as primary liver cancer, and tumors of neuroendocrine and adenocarcinoma origin that have spread to the liver using the drug Melphalan. In 2004, we commenced Phase II studies of these three cancers in the liver and are currently recruiting and treating patients within this trial.

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  We will also continue to evaluate other promising drug candidates to use with our System to treatother specific tumors in the liver.

  Exploring other regional therapy applications for the Delcath System. We are evaluating other organs and procedures that may be well suited for the use of our device. Other organs or body regions that may be evaluated for compatibility with our catheter technology include limbs, lungs, pancreas, and kidneys.

  Investigating treatment of hepatitis using anti-viral drugs. In addition to researching the use of other chemotherapy agents with the Delcath System to treat a variety of cancers, we plan to research the use of other compounds with the Delcath System to treat other diseases of the liver including hepatitis. We intend to develop strategic alliances with a number of cancer centers. To this end, we are presently contacting recognized leading institutions and liver transplant centers that treat a large number of hepatitis patients. By working together with these institutions we intend to explore new applications for our technology and to help in the design and expansion of our clinical trials.

  Improving our technology. We will continue to identify improvements which increase potential drug dosing, simplify the procedure, shorten recovery times and expand the uses of the Delcath System. These changes may include new catheter designs, system architectures and the development of filters with specific affinity to newer anticancer and antiviral agents.

  Introducing the Delcath System into foreign markets. We may seek to establish strategic relationships with domestic and foreign firms that have an established presence or experience in the foreign markets that we intend to target. Our strategy is to focus on markets that have a high incidence of liver disease and the public or private means to provide and pay for the associated medical treatments. According to the World Health Organization, many Asian and European countries, including China, Japan, Hong Kong, the Philippines, Australia, Greece, France, Germany, Italy and Spain, have a higher incidence of hepatitis and liver cancer than the United States. We may explore arrangements with strategic partners who have experience with obtaining the necessary regulatory approvals and the marketing of medical devices in those markets.

Treatment with the Delcath System

The Delcath System is designed to address the critical shortcomings of conventional intravenous chemotherapy for the treatment of various cancers. The Delcath System for the treatment of liver cancer isolates the liver from the general circulatory system while treating the diseased liver with high doses of chemotherapeutic agents and then returns the blood exiting the liver to the general circulatory system only after the chemotherapy agent has been substantially removed from the blood by filtration outside the body. Based on human clinical data, we believe that the protection from the side-effects of chemotherapy to other parts of the body that is provided by the Delcath System allows for higher chemotherapy doses to be delivered to the liver than can be administered by conventional intravenous delivery. By filtering out a substantial portion of the chemotherapy agent before the blood is returned to the blood stream and the body, other organs of the body and healthy tissue receive less exposure to the chemotherapy agent. Therefore, these healthy tissues and organs are less likely to suffer from the harmful side-effects of chemotherapy. By providing higher dosing of the chemotherapy agent than would otherwise be possible via conventional chemotherapy, the treatment generates a higher number of killed cancer cells and may disable the ability of the surviving cancer cells to develop metabolic mechanisms that circumvent the killing effects.

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The Delcath System kit includes the following disposable components manufactured by original equipment manufacturers:

  Infusion catheter -- an arterial infusion catheter used to deliver chemotherapy to the liver.

  Double balloon catheter -- a multi-passageway catheter containing two low pressure occlusion balloons which are positioned to isolate the blood flow from the liver. These balloons are separated by fenestrations in the catheter which collect the drug-laden blood exiting the liver and divert it outside of the body through the catheter to the filtration circuit.

  Extracorporeal filtration circuit -- a blood tubing circuit incorporating the disposable components used with a non-disposable blood pump to push the isolated blood through the System’s filter and guide the cleansed blood back to the patient.

  Filters -- two activated carbon hemoperfusion filters used to remove most of the chemotherapy agent from the isolated blood coming out of the liver before being reintroduced to the patient’s general circulatory system.

  Return catheter -- a thin-walled blood sheath used to deliver the filtered blood from the extracorporeal filtration circuit back into one of the major veins returning blood to the right atrium of the heart.

  Series of introducers and related accessories to properly place the catheters.

The double balloon catheter has one large passageway and three smaller passageways. Each of two low-pressure occlusion balloons is inflated through one of the smaller passageways. Blood flows out of the liver through the large passageway to the filtration system. A separate access port attaches to the large passageway and is designed for sampling fluid or flushing the system. The third smaller passageway allows blood exiting the legs and kidneys to bypass the isolated segment of the body and return to the heart.

The Delcath procedure involves a series of three catheter insertions, each of which is made through the skin. During clinical test procedures, patients are treated with intravenous sedation and local anesthesia at catheter insertion sites. In most cases to date general anesthesia has been used. An infusion catheter is positioned in the artery through which blood normally flows to the liver. A second catheter -- the Delcath double balloon catheter -- is positioned in the inferior vena cava, a major vessel leading back to the heart. The balloons on the double balloon catheter are then inflated. This procedure prevents the normal flow of blood from the liver to the heart through the inferior vena cava because the inferior vena cava has been blocked. A chemotherapy agent is then infused into the liver through the infusion catheter. The infused blood is prevented from flowing to the heart, and instead, exits the liver through fenestrations on the double balloon catheter and flows through this catheter out of the body where the blood is pumped through activated charcoal filters to remove most of the chemotherapy agent. The filtered blood is returned into the patient through the jugular vein which leads to the superior vena cava, another major vessel of the heart, thus restoring the cleansed blood to normal circulation. In the clinical trials, infusion is administered over a period of thirty minutes. Filtration occurs during infusion and for thirty minutes afterward. The catheters are removed and manual pressure is maintained on the catheter puncture sites for approximately fifteen minutes. The entire procedure takes approximately three hours to administer.

During our clinical trials, patients remain in the hospital overnight for observation after undergoing treatment with the Delcath System. In time, we expect the procedure will be performed with the patient

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requiring an overnight stay for observation, and resuming normal activities the day after the procedure is performed. An advantage of the Delcath System is that the procedure is repeatable and we expect a patient to undergo an average of four treatments, one every few weeks. A new Delcath System kit is used for each treatment.

Our Clinical Trials

Following completion of the Phase I trials at the NCI, we met with the FDA to request approval to move directly from the completed Phase I study of Melphalan at NCI to a Phase III trial of patients with melanoma metastatic to the liver. The FDA granted Fast Track review status to the protocol and allowed Delcath to submit the study under the provision of a Special Protocol Assessment (“SPA”). The FDA granted an SPA for this trial in March 2006. Under the SPA Agreement, a patient treated in the clinical trial as part of the non-Delcath control group who thereafter experiences tumor progression can, with his physician’s approval, be crossed over and treated using the Delcath System. The protocol covered by the SPA Agreement calls for the treatment of 92 patients, equally randomized to either the Delcath treatment or to receive “Best Available Care” in the control arm of the trial. The primary efficacy endpoint for the trial is hepatic progression free survival which is defined as the length of time a patient is both alive and free from any significant increase in the size of their liver tumors (free from progression). Control patients whose tumors grow will have completed their portion of the trial and at the Principal Investigator’s judgment will then be permitted to receive the Delcath treatment. Patients are currently being treated at NCI and additional sites are expected to be added to the trial during 2007.

We intend to complete the Phase III clinical trial with Melphalan designed to demonstrate to the FDA that administering this agent with the Delcath System to treat malignant melanoma that has spread to the liver results in better patient treatment outcomes than those obtained from other available treatments. Phase III clinical trials are a prerequisite for FDA approval of Delcath’s pre-market application. During these trials, administration of Melphalan through the Delcath System must be proven to be safe and effective for the treatment of melanoma in the liver. The FDA requires us to demonstrate that delivering Melphalan using the Delcath System results in tumor responses that are better than those obtained in the control arm.

The FDA pre-market approval we are currently seeking is limited to administration of Melphalan with the Delcath System to treat patients suffering from metastatic melanoma which has spread to the liver. If we are granted this approval, we plan to seek additional FDA pre-market approvals for using the Delcath System with other chemotherapy agents for treatment of other liver cancers. In many instances, the process of applying for and obtaining regulatory approvals involves rigorous pre-clinical and clinical testing. The time, resources and funds required for completing necessary testing and obtaining approvals is significant, and FDA pre-market approval may never be obtained for some medical devices or drug delivery systems. If we fail to raise the additional capital required or enter into strategic partnerships to finance this testing or if we fail to obtain the required approvals, our potential growth and the expansion of our business would likely be limited.

Prior to starting the Phase III trials, we conducted Phase I and II clinical trials at several centers in the United States and overseas under investigational device and investigational new drug exemptions granted by the FDA. The trials were designed to demonstrate the System’s safety and “functionality,” or its ability to administer to and extract from the liver approved and marketed chemotherapy agents. Test subjects had primary liver cancer or cancer which had spread to the liver. Subjects were treated with Melphalan, doxorubicin or 5-FU. These trials demonstrated that the Delcath System was capable of extracting up to 85% of the chemotherapy agent administered to the liver. These trials indicated that with three different anticancer agents, the Delcath System permits the delivery of higher dosages to the cancer site while at the same time minimizing the exposure of healthy tissue and organs to the effects of chemotherapeutic agents.

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We believe the results of the clinical trials we have conducted indicate that the Delcath System delivered:

  more chemotherapy agent to the tumor site;

  less chemotherapy agent to the general circulation than that which would be delivered by administration of the same dose by intravenous means; and

  high dosing without inflicting the systemic damage that the patient would have experienced if he had received similar dosing using conventional intravenous chemotherapy administration.

In addition, clinicians involved in the Phase I and Phase II clinical trials observed reductions in tumor size.

Further, though not demonstrated in a statistically significant manner because of the limited number of patients tested, clinicians observed responses including survival times of patients treated with the Delcath System which exceeded those that would generally be expected in patients receiving chemotherapy treatment through conventional intravenous means of delivery.

The FDA has classified the Delcath System as a drug delivery system which requires us to obtain approval of new labeling for the drug being used in the clinical trials. The clinical trials are designed to provide the data to support this labeling change.

Our Clinical Trial and Agreement with the National Cancer Institute

In 2001, we announced that the National Institutes of Health (the “NCI”) approved a Phase I clinical study protocol for administering escalating doses of the chemotherapy agent, Melphalan, through the Delcath System to patients with metastatic and unresectable cancer of the liver. The NCI was treating patients with an invasive surgical procedure called Isolated Hepatic Perfusion (“IHP”); the results of IHP were promising, but the treatment was limited because it was too invasive for sicker patients and could not be repeated, and after a period of time disease frequently recurred.

The Phase I clinical trial conducted at the NCI has been completed and has been followed by a Phase II study treating patients with primary liver cancers, adenocarcinomas and neuroendocrine cancers that have metastasized to the liver and a Phase III study treating patients with melanoma metastatic to the liver. The Phase II and Phase III clinical trials are subject to the terms and conditions of the Cooperative Research and Development Agreement (the “CRADA”) between us and NCI.

On June 26, 2007, we announced the expansion of our Phase II multi-histology clinical trial to include a fourth arm consisting of patients with metastatic melanoma in the liver who have previously received isolated hepatic perfusion, but whose cancer has since relapsed or patients that have completed the maximum six Delcath treatments allowed in the Phase III protocol. The added arm of the trial, which is independent of the other arms, allows us to assess the impact of PHP therapy on patients who previously responded to high-dose Melphalan, but later experienced a relapse with one or more tumors growing back. Patients who previously responded to the therapy are considered good candidates to respond again, and patients with prior PHP or IHP treatment in the Phase I trial had additional responses and prolonged survival times.

The initial CRADA between us and the NCI expired on December 14, 2006, but has been extended for a term of five years, which we announced on March 29, 2007. This extension enhances and expands the initial CRADA, by providing for collaboration between us and the NCI in the joint development and

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evaluation of the Delcath System device to deliver high-dose Melphalan to patients, and to evaluate the advisability of developing additional commercial agents for use with the Delcath System. Under the new agreement, the Surgery Branch of the NCI will work towards completion of Delcath System’s pivotal ongoing Phase III trial for patients with metastatic melanoma in the liver using the drug Melphalan, and serve as the coordinating center for the multi-center trial, which is approved for expansion to a maximum of 15 centers by the FDA. Expansion to include additional clinical centers was also approved by the NCI Institutional Review Board on May 30, 2007.

Recent Developments

On August 20, 2007, we announced that Dr. Samuel Herschkowitz resigned as a director of our company, effective August 17, 2007. Dr. Herschkowitz will continue to serve as a consultant to Delcath Systems through the end of the year in order to complete several key projects currently underway. His decision to leave the Delcath board was based on the need to devote time to new professional activities as well as the necessity to devote more time to family matters. Dr. Herschkowitz had previously served as our interim Chief Operating Officer, but resigned from that position effective as of July 1, 2007.

On August 30, 2007, we announced that we moved our headquarters from Stamford, Connecticut to New York City, with the new headquarters located at Rockefeller Center.

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OFFERING SUMMARY

Issuer:	Delcath Systems, Inc.

Common Stock offered:	3,833,108 shares

Warrants offered:	Warrants to purchase 1,916,554 shares of common stock will be offered in this offering. The warrants will be exercisable at any time on or after
March 21, 2008 and on or before September 21, 2012 at an initial exercise price of $4.53 per share of common stock, which is subject to adjustment.
This prospectus supplement also relates to the offering of shares of common stock issuable upon exercise of the warrants.

Issue price:	$3.70 per unit

Use of Proceeds:	We estimate that the net proceeds of this offering, after giving effect to placement agent compensation and estimated expenses payable by us, will be approximately $13.1 million. We intend to use the net proceeds from this offering to fund the continued advancement of our Phase II and Phase
III clinical trials currently underway, to fund new research and development activities, and for other general corporate purposes.

Shares of Common Stock
Outstanding Prior to this	21,383,007 shares
Offering:

Shares of Common Stock
Outstanding After this	27,132,669 shares(1)(2), assuming all shares are sold and all warrants offered
Offering:	hereby are fully exercised.

Dividend Policy:	We have never declared or paid any dividends to the holders of our common stock and we do not expect to pay cash dividends in the foreseeable future.

Risk Factors:	See “Risk Factors” beginning on page S-9 of this prospectus supplement and other information included in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

NASDAQ Capital Market
Symbol:	DCTH

(1) The number of shares of common stock to be outstanding after this offering is based on 21,383,007 shares of common stock outstanding on June 30, 2007.

(2) The number of shares of common stock to be outstanding after this offering excludes, as of June 30, 2007:

  861,300 shares issuable upon the exercise of stock options at a weighted average exercise price of $4.51 per share; and

  564,033 shares issuable upon the exercise of outstanding warrants or options to purchase warrants at a weighted average exercise price of $3.41 per share.

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RISK FACTORS

An investment in our securities offered through this prospectus supplement and the accompanying prospectus involves a high degree of risk. You should carefully consider the specific risks relating to this offering set forth below and relating to our business set forth under the caption “Risk Factors” in our filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, incorporated by reference herein before making an investment decision. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently consider immaterial also may adversely affect our company.

The following risk factors should be read carefully in connection with evaluating our business and the forward-looking statements that we make in this prospectus supplement and elsewhere (including oral statements) from time to time. If any of the following risks and uncertainties actually occurs, our business, financial condition or operating results may be materially and adversely affected. In this event, the trading price of our securities may decline and you may lose part or all of your investment.

Risks Related to Our Business and Financial Condition

If we are not successful in the development and commercialization of the Delcath System, or if we are unable to market and sell the product, we will not generate operating revenue or become profitable.

The Delcath System, an enabling technology for the isolation of various organs in the body to permit the delivery of otherwise unacceptably toxic doses of drugs, is our only product, and our entire focus has been the development and commercialization of this product. If the Delcath System fails as a commercial product, we have no other products to sell.

Continuing losses may exhaust our capital resources. We have had no revenue to date, a substantial accumulated deficit, recurring operating losses and negative cash flow.

We expect to incur significant and increasing losses while generating minimal revenues over the next few years. From our inception on August 5, 1988 through December 31, 2006, we have incurred cumulative net losses of approximately $35.3 million which were principally incurred in connection with our product development efforts and, in 2006, legal expenses. For the six-months ended June 30, 2007, we incurred net losses of approximately $3.45 million.

In the past, we have funded our operations through a combination of private placements of our securities and through the proceeds of our public offerings in 2000 and 2003. In addition, we received proceeds of approximately $5.6 million from private placements we completed in 2004; approximately $2.2 million on exercise of warrants and options in 2004; approximately $2.5 million from a private placement we completed in 2005; approximately $5.5 million on exercise of warrants and options in 2005; and approximately $5.1 million on exercise of warrants and options in 2006. As of December 31, 2006 and June 30, 2007, respectively, we had cash and cash equivalents and short-term investments of approximately $8.7 million and $7.3 million.

Although we expect to receive approximately $13.1 million in net proceeds from the sale of securities under this prospectus supplement, which we intend to use to fund the continued advancement of our Phase II and Phase III clinical trials currently underway, to fund new research and development activities, and for other general corporate purposes, we do not know if additional financing will be available when needed, or if it is available, if it will be available on acceptable terms. If we continue to incur losses, we

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may exhaust our capital resources resulting in our being unable to complete the development and commercialization of our product. As we incur additional losses, our accumulated deficit will further increase.

If we do not raise any additional capital that may be required to commercialize the Delcath System, our potential to generate future revenues will be significantly limited even if we receive FDA premarket approval.

Before we can obtain approval to sell our product commercially, we will need premarket approval from the FDA which, in turn, requires that we complete clinical trials to establish the safety and effectiveness of our System. While we have sufficient capital to conduct our operations, we believe that our current resources will not be sufficient to complete Phase III clinical trials using Melphalan or other clinical trials that we may pursue and will be insufficient to fund the costs of commercializing the Delcath System, which will be significant. Many of the costs incurred in conducting clinical trials are due to uncertainties that are not within our control, including (i) the possibility that the FDA may require additional trials and the number of trials that may be required; (ii) the charges payable to each current or prospective clinical test site which may be a flat fee for a certain time period or a fee based on the number of participants in the trial; (iii) the amount of the fee per participant which is individually negotiated with each test site; (iv) the number of patients that may be required to be enrolled in any particular trial; (v) the location of the test site which can affect our other costs, including the costs of retaining a clinical research organization and out of pocket costs such as travel; (vi) the actual number of treatments per patient in each clinical trial; and (vii) the possible reduction in trial costs billed to us where a patient’s insurer agrees to cover treatment expenses.

We expect to receive approximately $13.1 million in net proceeds from the sale of securities under this prospectus, which we plan to use to fund the continued advancement of our Phase II and Phase III clinical trials currently underway, to fund new research and development activities, and for other general corporate purposes. However, we do not know if additional financings will be available when needed, or if they are available, if they will be available on acceptable terms. If we are unable to obtain additional financing as needed, we will not be able to sell the System commercially.

If we are unable to obtain additional funding, our general business operations will be harmed.

As described above, while we have sufficient capital to conduct our operations through the end of 2007, we require additional capital for research and development and for additional clinical trials. Our further liquidity and capital requirements will depend on numerous factors, including the progress of our research and product development programs, including clinical studies; the timing and costs of making various United Sates and foreign regulatory filings, obtaining approvals and complying with regulations; the timing and effectiveness of product commercialization activities, including marketing arrangements overseas; the timing and costs involved in preparing, filing, prosecuting, defending and enforcing intellectual property rights; and the effect of competing technological and market developments. We expect to receive approximately $13.1 million in net proceeds from the sale of securities under this prospectus, which we plan to use to fund the continued advancement of our Phase II and Phase III clinical trials currently underway, to fund new research and development activities, and for other general corporate purposes. However, we do not know if additional financing will be available when needed, or if it is available, if it will be available on acceptable terms. Insufficient funds may require us to curtail our research and development activities.

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There are risks associated with forward-looking statements made by us and actual results may differ.

Some of the information in this prospectus supplement and the accompanying prospectus contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate” and “continue,” or similar words. You should read statements that contain these words carefully because they:

  discuss our future expectations;

  contain projections of our future results of operations or of our financial condition; and

  state other “forward-looking” information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict and/or over which we have no control. The risk factors listed in this section, other risk factors about which we may not be aware, as well as any cautionary language in this prospectus supplement, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. You should be aware that the occurrence of the events described in these risk factors could have an adverse effect on our business, results of operations and financial condition (See Special Note Regarding Forward-Looking Statements on page S-19).

Risks Related to FDA and Foreign Regulatory Approval

Even if the FDA grants premarket approval for use of the Delcath System for the treatment of melanoma that has metastasized to the liver with Melphalan, our ability to market the device would be limited to that use.

If the FDA grants premarket approval for use of the Delcath System in the treatment of melanoma that has metastasized to the liver with Melphalan, our ability to market the System would be limited to its use with that drug in treating that disease. Thereafter, physicians could use the System for the treatment of other cancers or using other drugs (“off-label” use), but we could not market it for such uses, unless we obtained separate FDA approval to market the System for use with other drugs or to treat other diseases. The lack of separate specific approvals would limit our ability to market our product and could result in substantially reduced sales.

If we do not obtain FDA premarket approval, we may not be able to export the Delcath System to foreign markets, which will limit our sales opportunities.

If the FDA does not approve our application for premarket approval for the Delcath System, we will not be able to export the Delcath System from the United States for marketing abroad unless approval has been obtained from one of a number of developed nations. If we do not have such approval, we will not be eligible to use a simplified registration process for the Delcath System in a number of countries including the members of the European Union, Great Britain and Australia. We have not begun to seek foreign regulatory approval and may not be able to obtain approval from one or more countries where we would like to sell the Delcath System. If we are unable to market the Delcath System internationally because we are unable to obtain required approvals, our international market opportunity will be materially limited.

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Because of our limited experience, conduct of clinical trials and obtaining FDA premarket approval could be delayed.

We have experienced, and may continue to experience, delays in conducting and completing required clinical trials, caused by many factors, including our limited experience in the following areas:

  arranging for clinical trials;

  evaluating and submitting the data gathered from clinical trials;

  designing trials to conform to the trial protocols authorized by the FDA;

  complying with the requirements of institutional review boards at the sites where the trials may be conducted; and

  identifying clinical test sites and sponsoring physicians.

Completion of our clinical trials will also depend on the ability of the clinical test sites to identify patients to enroll in the clinical trials, as the population of appropriate subjects (i.e., patients with melanoma that has metastasized to the liver) is limited. The trials may also take longer to complete because of difficulties we may encounter in entering into agreements with clinical testing sites to conduct the trials. Any significant delay in completing clinical trials or in the FDA’s response to our submission, or a requirement by the FDA for us to conduct additional trials, would delay the commercialization of the Delcath System and our ability to generate revenues.

Third-party reimbursement may not be available to purchasers of the Delcath System or may be inadequate, resulting in lower sales even if FDA premarket approval is granted.

Physicians, hospitals and other health care providers may be reluctant to purchase our System if they do not receive substantial reimbursement for the cost of the procedures using our products from third-party payors, including Medicare, Medicaid and private health insurance plans.

The Delcath System is currently characterized by the FDA as an experimental device. As such, Medicare, Medicaid and private health insurance plans will not reimburse its use in the United States. We will not begin to seek reimbursement by third-party payors of the cost of the Delcath System until after its use is approved by the FDA. Each third-party payor independently determines whether and to what extent it will reimburse for a medical procedure or product. There are no assurances that third-party payors in the United States or abroad will agree to cover procedures using the Delcath System. Further, third-party payors may deny reimbursement if they determine that the Delcath System is not used in accordance with established payor protocols regarding cost effective treatment methods or is used for forms of cancer or with drugs not specifically approved by the FDA.

In addition, new products are under increased scrutiny as to whether they will be covered by the various healthcare plans and as to the level of reimbursement that would be applicable to respective covered products and procedures. A third-party payor may deny reimbursement for the treatment and medical costs associated with the Delcath System, notwithstanding FDA or other regulatory approval, if that payor determines that the Delcath System is unnecessary, inappropriate, not cost effective, and experimental or is used for a non-approved indication.

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Risks Related To Manufacturing, Commercialization and
Market Acceptance of the Delcath System

We obtain necessary components for the Delcath System from sole-source suppliers. Because manufacturers must demonstrate compliance with FDA requirements, if our present suppliers fail to meet such requirements or if we change any supplier, the successful completion of the clinical trials and/or the commercialization of the Delcath System could be jeopardized.

We must ensure that the components of the Delcath System are manufactured in accordance with manufacturing and performance specifications of the Delcath System on file with the FDA and with drug and device good manufacturing practice requirements. Many of the components of the Delcath System are manufactured by sole source suppliers. If any of our suppliers fails to meet our needs, or if we need to seek an alternate source of supply, we may be forced to suspend or terminate our clinical trials. Further, if we need a new source of supply after commercial introduction of the Delcath System, we may face long interruptions in obtaining necessary components, which could jeopardize our ability to supply the Delcath System to the market.

Currently the Delcath System kit is being manufactured domestically by the OEM division of B. Braun Medical, Inc. of Germany which also supplies the other catheters and accessories. Medtronic USA, Inc. currently manufactures the components of the blood filtration circuit located outside of the body, including the medical tubing through which the patient’s blood flows and various connectors and the blood pump head. We purchase activated charcoal filters used in the Delcath System from a single supplier.

We do not have any contracts with suppliers for the manufacture of components for the Delcath System. If we are unable to obtain an adequate supply of the necessary components, we may not be able timely to complete our clinical trials.

We do not have any contracts with suppliers for the manufacture of components for the Delcath System. Certain components are available from only a limited number of sources. To date, we have only had components of the Delcath System manufactured for us in small quantities for use in pre-clinical studies and clinical trials. We will require significantly greater quantities to commercialize the product. Notwithstanding our best efforts, we may not be able to find an alternate source of comparable components. If we are unable to obtain adequate supplies of components from our existing suppliers or need to switch to an alternate supplier, commercialization of the Delcath System could be delayed.

Because of our limited experience in marketing products and our lack of adequate personnel to market and sell products, we may not be successful in marketing and selling the Delcath System even if we receive FDA premarket approval.

We have not previously sold, marketed or distributed any products and currently do not have the personnel, resources, experience or other capabilities to market the Delcath System adequately. Our success will depend upon our ability to attract and retain skilled sales and marketing personnel or our reaching an agreement with a third party to market our product. Competition for sales and marketing personnel is intense, and we may not be successful in attracting or retaining such personnel. Our inability to attract and retain skilled sales and marketing personnel or to reach an agreement with a third party could adversely affect our business, financial condition and results of operations.

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Market acceptance of the Delcath System will depend on substantial efforts and expenditures in an area with which we have limited experience.

Market acceptance of the Delcath System will depend upon a variety of factors including whether our clinical trials demonstrate a significant reduction in the mortality rate for the kinds of cancers treated on a cost-effective basis, our ability to educate physicians on the use of the Delcath System and our ability to convince healthcare payors that use of the Delcath System results in reduced treatment costs to patients. We have only limited experience in these areas and we may not be successful in achieving these goals. Moreover, the Delcath System replaces treatment methods in which many hospitals have made a significant investment. Hospitals may be unwilling to replace their existing technology in light of their investment and experience with competing technologies. Many doctors and hospitals are reluctant to use a new medical technology until its value has been demonstrated. As a result, the Delcath System may not gain significant market acceptance among physicians, hospitals, patients and healthcare payors.

Rapid technological developments in treatment methods for liver cancer and competition with other forms of liver cancer treatments could result in a short product life cycle for the Delcath System.

Competition in the cancer treatment industry, particularly in the markets for systems and devices to improve the outcome of chemotherapy treatment, is intense. The Delcath System competes with all forms of liver cancer treatments that are alternatives to the “gold standard” treatment of surgical resection. Many of our competitors have substantially greater resources, especially financial and technological. In addition, some of our competitors have considerable experience in conducting clinical trials and other regulatory procedures. These competitors are developing systems and devices to improve the outcome of chemotherapy treatment for liver cancer. If these competitors develop more effective or more affordable products or treatment methods, our profitability will be substantially reduced and the Delcath System could have a short product life cycle.

The loss of key personnel could adversely affect our business.

Our Chief Executive Officer is responsible for the operation of our business. The loss of his services could delay our completion of the clinical trials, our obtaining FDA premarket approval, our introducing the Delcath System commercially and our generating revenues and profits. Competition for experienced personnel is intense. If we cannot retain our current personnel or attract additional experienced personnel, our ability to compete could be adversely affected.

Risks Related to Patents, Trade Secrets and Proprietary Rights

Our success depends in large part on our ability to obtain patents, maintain trade secret protection and operate without infringing on the proprietary rights of third parties.

Due to the uncertainty of the patent prosecution process, there are no guarantees that any of our pending patent applications will result in the issuance of a patent. Even if we are successful in obtaining a patent, there is no assurance that it will be upheld if later challenged or will provide significant protection or commercial advantage. Because of the length of time and expense associated with bringing new medical devices to the market, the healthcare industry has traditionally placed considerable emphasis on patent and trade secret protection for significant new technologies. Companies in the medical device industry may use intellectual property infringement litigation to gain a competitive advantage. If this type of litigation is successful, a third party may be able to obtain an injunction prohibiting us from offering our product. Litigation may be necessary to enforce any patents issued or assigned to us or to determine the scope and validity of third-party proprietary rights. Litigation could be costly and could divert our attention from our business. There are no guarantees that we will receive a favorable outcome in any such

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litigation. If others file patent applications with respect to inventions for which we already have patents issued to us or have patent applications pending, we may be forced to participate in interference proceedings declared by the United States Patent and Trademark Office to determine priority of invention, which could also be costly and could divert our attention from our business. If a third party violates our intellectual property rights, we may be unable to enforce our rights because of our limited resources. Use of our limited funds to defend our intellectual property rights may also affect our financial condition adversely.

Risks Related to Products Liability

We do not currently carry products liability insurance and we may not be able to acquire sufficient coverage in the future to cover large claims.

Clinical trials, manufacturing and product sales may expose us to liability claims from the use of the Delcath System. Though participants in clinical trials are generally required to execute consents and waivers of liability, a court might find such consents and waivers of liability to be ineffective or invalid. Were such a claim asserted and even if we prevail on the merits, we would likely incur substantial legal and related expenses. Claims for damages, whether or not successful, could cause delays in the clinical trials and result in the loss of physician endorsement. A successful products liability claim or recall would have a material adverse effect on our business, financial condition and results of operations.

Risks Relating to Our Common Stock

Our stock price and trading volume may be volatile, which could result in losses for our stockholders.

The equity trading markets may experience periods of volatility, which could result in highly variable and unpredictable pricing of equity securities. The market price of our common stock could change in ways that may or may not be related to our business, our industry or our operating performance and financial condition. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

  actual or anticipated quarterly variations in our operating results;

  changes in expectations as to our future financial performance or changes in financial estimates, if any, of public market analysts;

  announcements relating to our business or the business of our competitors;

  conditions generally affecting the healthcare and cancer treatment industries;

  the success of our operating strategy; and

  the operating and stock price performance of other comparable companies.

Many of these factors are beyond our control, and we cannot predict their potential effects on the price of our common stock. If the market price of our common stock declines significantly, you may be unable to resell your shares of common stock at or above the offering price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly, including a decline below the

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offering price, in the future. In addition, the stock markets in general can experience considerable price and volume fluctuations.

Future sales of our common stock may cause our stock price to decline.

There is a relatively limited public float of our common stock. Because of this, trades of relatively small amounts of our common stock can have a disproportionate effect on the market price for our common stock. The market price of our common stock has historically been volatile. Sales of substantial amounts of common stock or the perception that such sales could occur, could have an adverse effect on prevailing market prices for our common stock. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional common or preferred stock.

Our insiders beneficially own a significant portion of our stock.

As of June 30, 2007, our executive officers, directors and affiliated persons beneficially own approximately 12.98% of our common stock. As a result, our executive officers, directors and affiliated persons will have significant influence to:

  elect or defeat the election of our directors;

  amend or prevent amendment of our articles of incorporation or bylaws;

  effect or prevent a merger, sale of assets or other corporate transaction; and

  affect the outcome of any other matter submitted to the stockholders for vote.

In addition, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Existing stockholders may experience significant dilution from the sale of our common stock and the exercise of our warrants pursuant to this prospectus supplement and the accompanying prospectus and pursuant to effective registration statements currently on file with the SEC.

The sale of our common stock and warrants exercisable for shares of our common stock pursuant to this prospectus supplement and the accompanying prospectus and pursuant to effective registration statements currently on file with the SEC may have a dilutive impact on our stockholders. As a result, any future net income per share could decrease in future periods and the market price of our common stock could decline. If our stock price decreases, then our existing stockholders would experience greater dilution.

The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

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Anti-takeover provisions in our Certificate of Incorporation and By-laws and under our stockholder rights agreement may reduce the likelihood of a potential change of control, and certain provisions of our Certificate of Incorporation and By-laws and of our stockholders rights plan could make it more difficult for our stockholders to replace management.

Provisions of our certificate of incorporation and by-laws and our stockholders rights agreement may have the effect of discouraging, delaying or preventing a change in control of us or unsolicited acquisition proposals that a stockholder might consider favorable. Certain provisions of our certificate of incorporation and by-laws and of our stockholders rights agreement could have the effect of making it more difficult for our stockholders to replace management at a time when a substantial number of our stockholders would favor a change in management. These include provisions:

  providing for a classified board; and

  authorizing the board of directors to fill vacant directorships or increase the size of our board of directors.

Furthermore, our board of directors has the authority to issue up to 10,000,000 shares of preferred stock in one or more series and to determine the rights and preferences of the shares of any such series without stockholder approval. Any series of preferred stock is likely to be senior to the common stock with respect to dividends, liquidation rights and, possibly, voting rights. Our board’s ability to issue preferred stock may have the effect of discouraging unsolicited acquisition proposals, thus adversely affecting the market price of our common stock and warrants.

We also have a stockholder rights agreement which could have the effect of substantially increasing the cost of acquiring us unless our board of directors supports the transaction even if the holders of a majority of our common stock are in favor of the transaction.

Our common stock is listed on the NASDAQ Capital Market. If we fail to meet the requirements of the NASDAQ Capital Market for continued listing, our common stock could be delisted.

Our common stock is currently listed on the NASDAQ Capital Market. To keep such listing, we are required to maintain: (i) a minimum bid price of $1.00 per share, (ii) a certain public float, (iii) a certain number of round lot stockholders and (iv) one of the following: a net income from continuing operations (in the latest fiscal year or two of the three last fiscal years ) of at least $500,000, a market value of listed securities of at least $35 million or a stockholders’ equity of at least $2.5 million. We were notified by the NASDAQ Capital Market on one occasion that we failed to meet the minimum bid price requirement and on two occasions that we did not meet the requirement that we meet one of the following conditions: that the market value of our common stock be at least $35 million; that we have stockholders’ equity of not less than $2.5 million; or that we meet certain income tests. We have since complied with these requirements.

We are also required to maintain certain corporate governance requirements. On April 30, 2007, we were notified by NASDAQ that due to the resignations of two of our independent directors on April 16, 2007, we no longer comply with NASDAQ’s requirements to have a majority of independent directors on our board of directors, and for our Audit Committee to have three members. On May 24, 2007, we regained compliance with both of these requirements within the cure period allowed by NASDAQ (i.e., by October 13, 2007). However, in the event that in the future we are notified that we no longer comply with NASDAQ’s corporate governance requirements, and we fail to regain compliance within the applicable cure period, our common stock could be delisted from the NASDAQ Capital Market. In addition, if we fail to meet any of the other applicable criteria, our common stock could be delisted from the NASDAQ Capital Market.

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If our common stock is delisted from the NASDAQ Capital Market, we may be subject to the risks relating to penny stocks.

If our common stock were to be delisted from trading on the NASDAQ Capital Market and the trading price of the common stock were below $5.00 per share on the date the common stock were delisted, trading in our common stock would also be subject to the requirements of certain rules promulgated under the Exchange Act. These rules require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors, generally institutions. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in securities that are classified as penny stocks, which could severely limit the market price and liquidity of such securities and the ability of purchasers to sell such securities in the secondary market.

A penny stock is defined generally as any non-exchange listed equity security that has a market price of less than $5.00 per share, subject to certain exceptions.

We do not expect to pay dividends in the foreseeable future. As a result, holders of our common stock must rely on stock appreciation for any return on their investment.

We have never declared or paid any dividends to the holders of our common stock and we do not expect to pay cash dividends in the foreseeable future. We currently intend to retain all earnings for use in connection with the expansion of our business and for general corporate purposes. Our board of directors will have the sole discretion in determining whether to declare and pay dividends in the future. The declaration of dividends will depend on our profitability, financial condition, cash requirements, future prospects and other factors deemed relevant by our board of directors. Our ability to pay cash dividends in the future could be limited or prohibited by the terms of financing agreements that we may enter into or by the terms of any preferred stock that we may authorize and issue.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about:

  our expansion and possible results from expansion;

  our expected growth;

  our capital budget and future capital requirements;

  the availability of funds and our ability to meet future capital needs;

  the realization of our deferred tax assets;

  our business strategy;

  our ability to obtain FDA approvals and other governmental permits and approvals;

  our technology and our research and development costs

  our financial strategy;

  our operating expenses, general and administrative costs;

  our research and development costs;

  our future operating results; and

  our plans, objectives, expectations and intentions.

All of these types of statements, other than statements of historical fact included in this prospectus supplement, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended are forward-looking statements. These forward-looking statements may be found in the “Prospectus Summary”, “Risk Factors”, “Business”, and other sections of the prospectus. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “could”, “should”, “expect”, “plan”, “project”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “pursue”, “target”, “seek”, “objective”, or “continue”, the negative of such terms or other comparable terminology.

The forward-looking statements contained in this prospectus supplement are based largely on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. All readers are cautioned that the forward-looking statements contained in this prospectus supplement are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to many factors including those listed in the “Risk Factors” section and elsewhere in this prospectus supplement, our expansion strategy, our ability to achieve operating efficiencies, industry pricing and technology trends, evolving industry standards, domestic and international regulatory matters, general economic and business conditions, the strength and financial resources of our competitors, our ability to find and retain skilled personnel and the political and

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economic climate in which we conduct operations. All forward-looking statements speak only as of the date of this prospectus supplement. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

TAX CONSIDERATIONS

We are not providing any tax advice as to the acquisition, holding or disposition of the securities offered herein. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. federal, state and any applicable foreign tax consequences relating to their investment in our securities.

USE OF PROCEEDS

We expect the net proceeds from the sale of the shares of common stock and warrants we are offering by this prospectus supplement and the accompanying prospectus will be approximately $13.1 million in net proceeds after deducting the Placement Agent fees and our estimated offering expenses. We intend to use the net proceeds from the sale of the common stock and warrants offered to fund the continued advancement of our Phase II and Phase III clinical trials currently underway, to fund new research and development activities, and for other general corporate purposes.

Our management will have broad discretion in the application of the net proceeds and investors will be relying upon the judgment of our management regarding the application of these proceeds. We reserve the right to change the use of these proceeds.

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PRICE RANGE OF COMMON STOCK

Our common stock is listed and principally traded on the NASDAQ Capital Market and the Boston Stock Exchange, under the symbol “DCTH.”

The following table sets forth, on a per share basis, the high and low closing price on the NASDAQ Capital Market:

	Price Range
	High	Low
2007 period
First quarter	$4.79	$3.22
Second quarter	$4.85	$3.90
Third quarter (through and including September 17, 2007)	$4.50	$3.99
2006 period
First quarter	$4.60	$3.46
Second quarter	$5.85	$3.80
Third quarter	$5.83	$3.84
Fourth quarter	$3.85	$2.97
2005 period
First quarter	$3.91	$2.34
Second quarter	$3.74	$2.07
Third quarter	$3.20	$2.72
Fourth quarter	$3.81	$2.87

The closing sale price of common stock, as reported by the NASDAQ Capital Market on September 17, 2007 was $4.05. As of June 30, 2007, there were approximately 90 holders of record of our common stock.

DIVIDEND POLICY

We have never declared or paid any dividends to the holders of our common stock since inception, and we do not expect to pay cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend on our results of operation, financial condition, current and anticipated cash needs, contractual restrictions, restrictions imposed by applicable law and other factors that our board of directors deems relevant.

DILUTION

If you invest in our common stock, your interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the adjusted net tangible book value per share of our common stock after this offering.

The net tangible book value of our common stock as of June 30, 2007, was approximately $7,122,417, or approximately $0.33 per share. Net tangible book value per share represents the amount of our total tangible assets, excluding goodwill and intangible assets, less total liabilities divided by the total number of shares of our common stock outstanding.

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Dilution per share to new investors represents the difference between the amount per share paid by purchasers for our common stock in this offering and the net tangible book value per share of our common stock immediately following the completion of this offering.

After giving effect to the sale of 3,833,108 shares of common stock and warrants to purchase 1,916,554 shares of common stock offered by this prospectus supplement at an offering price of $3.70 per unit in connection with this offering and after deducting the estimated placement agency fees and expenses and our estimated offering expenses, our pro forma net tangible book value as of June 30, 2007 would have been approximately $20,283,967 or approximately $0.80 per share. This represents an immediate increase in net tangible book value of approximately $0.47 per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of approximately $2.90 per share to purchasers of our common stock in this offering, as illustrated by the following table:

Offering price per unit	$3.70
Net tangible book value per share as of June 30, 2007	$0.33
Increase per share attributable to new investors	$0.47
Pro forma net tangible book value per share as of June
30, 2007 after giving effect to this offering	$0.80
Dilution per share to new investors	$2.90

The discussion of dilution, and the table quantifying it, assume no exercise of any outstanding options, convertible debt or the exercise of previously outstanding warrants and warrants issued as part of this offering or other potentially dilutive securities. The exercise of potentially dilutive securities having an exercise price less than the offering price would increase the dilutive effect to new investors. New purchasers that purchase common stock upon the exercise of warrants may experience dilution depending on our net tangible book value at the time of exercise.

The table above excludes the following potentially dilutive securities as of June 30, 2007:

  861,300 shares issuable upon the exercise of stock options at a weighted average exercise price of $4.51 per share; and

  564,033 shares issuable upon the exercise of outstanding warrants or options to purchase warrants at a weighted average exercise price of $3.41 per share.

DESCRIPTION OF COMMON STOCK

Please read the information discussed under the heading “Description of Capital Stock” beginning on page 11 of the accompanying prospectus dated June 7, 2007. In this offering, we are offering to selected investors in a direct placement 3,833,108 shares of our common stock at a sales price of $3.70 per share together with warrants to purchase an aggregate additional 1,916,554 shares of our common stock. Each warrant has an initial exercise price of $4.53 per share, which is subject to adjustment, and has a term of 5 years, and is exercisable on or after March 21, 2008 until on or before September 21, 2012.

On June 30, 2007, 21,383,007 shares of our common stock were outstanding. On June 30, 2007, we also had 861,300 shares reserved for issuance upon exercise of outstanding stock options under our stock compensation plans and 564,033 shares of our common stock are issuable under our outstanding warrants.

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Upon the completion of this offering, if all of the 3,833,108 shares included in this offering are sold, 25,216,115 shares of our common stock will be outstanding, and an additional 1,916,554 shares will be initially issuable on exercise of the warrants issued in this offering, for a total of 27,132,669 shares outstanding if all shares are sold and all warrants are fully exercised..

DESCRIPTION OF WARRANTS

Each warrant represents the right to purchase up to 0.5 shares of common stock at an initial exercise price equal to $4.53 per share, which is subject to adjustment. Each warrant may be exercised at any time and from time to time on or after the trigger date and through and including September 21, 2012. For the purposes hereof, the “trigger date” shall mean the date occurring six months after the closing.

Exercise. Holders of the warrants may exercise their warrants to purchase shares of our common stock on or before the expiration date by delivering (i) an exercise notice, appropriately completed and duly signed, and (ii) if such holder is not utilizing the cashless exercise provisions, payment of the exercise price for the number of shares with respect to which the warrant is being exercised. Warrants may be exercised in whole or in part, but only for full shares of common stock, and any portion of a warrant not exercised prior to the expiration date shall be and become void and of no value. We provide certain buy-in rights to a holder if we fail to deliver the shares of common stock underlying the warrants by the third business day after the date on which delivery of such stock certificate is required by the warrant. The buy-in rights apply if after such third business day, but prior to cure by us, the holder purchases (in an open market transaction or otherwise) shares of our common stock to deliver in satisfaction of a sale by the holder of the warrant shares that the holder anticipated receiving from us upon exercise of the warrant. In this event, at the request of and in the holder’s discretion, we will either:

  pay cash to the holder in an amount equal to the buy-in price, meaning the holder’s total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased, at which point our obligation to deliver such stock certificate (and to issue such shares of common stock underlying the exercised warrants) terminates; or

  deliver to the holder a certificate or certificates representing the shares of common stock underlying the exercised warrant and pay cash to the holder in an amount equal to the excess (if any) of the buy-in price over the product of (A) such number of shares of common stock, times (B) the closing bid price of our common stock on the date of exercise.

In addition, the warrant holders are entitled to a “cashless exercise” option if, at any time of exercise, there is no effective registration statement registering, or no current prospectus available for, the issuance of the shares of common stock underlying the exercised warrants. This option entitles the warrant holder to elect to receive fewer shares of common stock without paying the cash exercise price. The number of shares to be issued would be determined by a formula based on the total number of shares to which the warrant holder is entitled, the fair market value of the common stock on the date of exercise and the applicable exercise price of the warrants.

The shares of common stock issuable on exercise of the warrants will be, when issued in accordance with the warrants, duly and validly authorized, issued and fully paid and non-assessable. We will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding warrants.

Fundamental Transaction. If, at any time while the warrant is outstanding, (1) we effect any merger or consolidation with or into another person or entity after which our shareholders as of immediately prior to the transaction own less than a majority of the outstanding stock of the surviving entity, (2) we effect any

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sale of all or substantially all of our assets in one or a series of related transactions, (3) any tender offer or exchange offer (whether by us or another person or entity) is completed pursuant to which holders of common stock are permitted to tender or exchange their shares for other securities, cash or property, or (4) we effect any reclassification of the common stock or any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then the holder shall have the right thereafter to receive, upon exercise of the warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of warrant shares then issuable upon exercise of the warrant (the “Alternate Consideration”). We shall not effect any such Fundamental Transaction unless prior to or simultaneously with the consummation thereof, any successor to us, surviving entity or the corporation purchasing or otherwise acquiring such assets shall assume the obligation to deliver to the holder such Alternate Consideration as the Holder may be entitled to purchase, and the other obligations under the warrant.

Notwithstanding anything to the contrary, in the event of a Fundamental Transaction that is (1) an all cash transaction, (2) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Securities Exchange Act of 1934, as amended, or (3) a Fundamental Transaction involving a person or entity not traded on a national securities exchange, the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market, the Company or any successor entity shall pay at the holder’s option, exercisable at any time concurrently with or within 30 days after the consummation of the Fundamental Transaction, an amount of cash equal to the value of the warrant as determined in accordance with the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg L.P. using (i) a price per share of common stock equal to the volume weighted average price of the common stock for the trading day immediately preceding the date of consummation of the applicable Fundamental Transaction, (ii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the warrant as of the date of consummation of the applicable Fundamental Transaction and (iii) an expected volatility equal to the 100 day volatility obtained from the “HVT” function on Bloomberg L.P. determined as of the trading day immediately following the public announcement of the applicable Fundamental Transaction.

Delivery of Certificates. Upon the holder’s exercise of a warrant, we will promptly, but in no event later than three business days after the exercise date, issue and deliver, or cause to be issued and delivered, a certificate for the shares of common stock issuable upon exercise of the warrant, free of restrictive legends unless there is no effective registration statement covering the issuance of the shares of common stock or the shares of common stock issuable upon exercise of the warrant are not freely transferable without volume restrictions pursuant to Rule 144(k) under the Securities Act of 1933, as amended. In addition, if there is a then effective registration statement covering the issuance of the shares of common stock upon exercise of the warrant we will, if the holder provides the necessary information to us, issue and deliver the shares electronically through The Depository Trust Corporation through its Deposit Withdrawal Agent Commission System or another established clearing corporation performing similar functions. Share certificates issued at times when there is not a then effective registration statement covering the issuance of the underlying common stock will include customary legends restricting transfer to the extent we determine necessary to ensure our compliance with the applicable laws.

Adjustments of Exercise Price; Anti-Dilution Protections. If, at any time while the warrant is outstanding, we issue or sell any shares of our common stock (except for certain issuances of securities such as stocks and options under our duly adopted stock option plans) for a consideration per share (the “New Issuance Price”) less than a price (the “Applicable Price”) equal to the exercise price (the “Exercise Price”) in effect immediately prior to such issue or sale (the foregoing a “Dilutive Issuance”), then immediately after such issuance or sale, the Exercise Price then in effect shall be reduced to an amount equal to the New Issuance Price. Upon each such adjustment of the Exercise Price hereunder, the number of warrant

S–24

shares shall be adjusted to the number of shares of common stock determined by multiplying the Exercise Price by the number of warrant shares acquirable upon exercise of the warrant immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment. For purposes of determining the adjusted Exercise Price, the following shall be applicable:

  If we grant or sell any options and the lowest price per share for which one share of common stock is issuable upon the exercise of any such option or upon conversion or exchange or exercise of any convertible securities issuable upon exercise of such option is less than the Applicable Price, then such share of common stock will be deemed to be outstanding and to have been issued and sold by us at the time of the granting or sale of such option for such price per share.

  If we issue or sell any convertible securities and the lowest price per share for which one share of common stock is issuable upon such conversion or exchange or exercise is less than the Applicable Price, then such share of common stock shall be deemed to be outstanding and to have been issued and sold by us at the time of the issuance or sale of such convertible securities for such price per share.

  If the purchase price provided for in any options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any convertible securities, or the rate at which any convertible securities are convertible into or exchangeable or exercisable for common stock changes at any time, the Exercise Price and the number of warrant shares in effect at the time of such change shall be adjusted to the Exercise Price and number of warrant shares which would have been in effect at such time had such options or convertible securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. If the terms of any option or convertible security that was outstanding as of the date of issuance of the warrant are changed in the manner described in the immediately preceding sentence, then such option or convertible security and the common stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Exercise Price then in effect or a decrease in the number of warrant shares.

  In case any option is issued in connection with the issuance or sale of other of our securities, together comprising one integrated transaction in which no specific consideration is allocated to such options, the options will be deemed to have been issued for a consideration of $.01. If any common stock, options or convertible securities are issued or sold or deemed to have been issued or sold for cash, the consideration received will be deemed to be the net amount received by us. If any common stock, options or convertible securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by us will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by us will be the weighted average price of such securities on the date of receipt. If any common stock, options or convertible securities are issued to the stockholders of the non-surviving entity in connection with any merger in which we are the surviving entity, the amount of consideration will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such common stock, options or convertible securities, as the case may be.

  If we take a record of the holders of common stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in common stock, options or in convertible securities or (B) to subscribe for or purchase common stock, options or convertible securities, then such record date will be deemed to be the date of the issue or sale of the common stock

S–25

  deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

     If we have not obtained shareholder approval that may be required under applicable law, rules or regulations, then we may not issue upon exercise of the warrant a number of shares of common stock, which, when aggregated with any shares of common stock issued upon prior exercise of the warrant or any other warrant issued pursuant to the subscription agreements, would exceed 3,719,814, subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of our common stock that occur after the date of the issue date (such number of shares, the “Issuable Maximum”). The holder of the warrant and the holders of the other warrants issued pursuant to the subscription agreements shall be entitled to a portion of the Issuable Maximum equal to the quotient obtained by dividing (x) the holder’s original aggregate purchase price by (y) the aggregate original aggregate purchase price of all holders pursuant to the subscription agreements. In addition, the holder may allocate its pro-rata portion of the Issuable Maximum among warrants held by it in its sole discretion. Such portion shall be adjusted upward ratably in the event a purchaser no longer holds any warrants and the amount of shares issued to such purchaser pursuant to its warrants was less than such purchaser’s pro-rata share of the Issuable Maximum. This provision shall only limit the number of warrant shares issuable hereunder, not the exercise price which shall have no limit or floor on adjustments.

     If we at any time on or after the issue date of the warrant subdivide (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of our outstanding shares of common stock into a greater number of shares, the exercise price in effect immediately prior to such subdivision will be proportionately reduced and the number of warrant shares will be proportionately increased. If we at any time on or after the issue date of the warrant combine (by combination, reverse stock split or otherwise) one or more classes of our outstanding shares of common stock into a smaller number of shares, the exercise price in effect immediately prior to such combination will be proportionately increased and the number of warrant shares will be proportionately decreased.

Other Adjustments. The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, and combinations of our common stock. If we make or issue a dividend or other distribution payable in securities of the company other than shares of common stock, or in cash or other property, then each holder’s warrant will become the right to receive, upon exercise of such warrant, in addition to the number of shares of common stock issuable under the warrant, the same kind and amount of securities, cash or other property as it would have been entitled to receive upon the occurrence of such transaction, if the warrant had been exercised immediately prior to such transaction.

We will provide notice to holders of the warrants to provide such holders with a practical opportunity to exercise their warrants and hold common stock in order to participate in or vote on the following corporate events:

  if we declare a dividend or distribution of cash, securities or other property in respect of our common stock;

  we authorize, approve, or enter into any agreement contemplating or soliciting approval for a merger, sale or similar transaction pursuant to which common stock is converted or exchanged for cash, securities or property; or

  if we authorize a voluntary dissolution, liquidation or winding up of our affairs.

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Restrictions on Transfer. If, at the time of the surrender of a warrant in connection with any transfer of such warrant, the transfer of such warrant will not be registered pursuant to an effective registration statement and under applicable state securities or blue sky laws, we may require, as a condition of allowing such transfer (i) that the holder or transferee of the warrant, as the case may be, furnish to us a written opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that such transfer may be made without registration under the Securities Act of 1933, as amended, and under applicable state securities or blue sky laws, (ii) that the holder or transferee execute and deliver to us an investment letter in form and substance acceptable to us and (iii) that the transferee be an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended.

Additional Provisions. The above summary of certain terms and provisions of the warrants is qualified in its entirety by reference to the detailed provisions of the warrants, the form of which will be filed as an exhibit to a current report on Form 8-K that will be incorporated herein by reference. We are not required to issue fractional shares upon the exercise of the warrants. No holders of the warrants will possess any rights as a shareholder under those warrants until the holder exercises those warrants. The warrants may be transferred independent of the common stock they were issued with, on a form of assignment, subject to all applicable laws.

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PLAN OF DISTRIBUTION

Canaccord Adams Inc. and ThinkEquity Partners LLC, which we refer to as the placement agents, have entered into a placement agency agreement with us in which the placement agents have agreed, on a commercially reasonable efforts basis, to introduce us to investors who will purchase our common stock and warrants in this offering. The placement agents have no obligation to buy any of the shares of common stock and warrants from us or to arrange the purchase or sale of any specific number or dollar amount of the shares of common stock or warrants. We will enter into subscription agreements directly with investors in connection with this offering.

Certain investor funds may be deposited into an escrow account set up at JPMorgan Chase Bank, N.A., as escrow agent. The escrow agent will not accept any investor funds until the date of this prospectus supplement. Before the closing date, the escrow agent will notify the placement agents when funds to pay for the shares have been received. Unless the investors have requested physical delivery, we will deposit the shares of common stock with The Depository Trust Company upon receiving notice from the placement agents. At the closing, The Depository Trust Company will credit the shares of common stock to the respective accounts of the investors. The warrants will be delivered directly to the investors. If the conditions to this offering are not satisfied or waived, then all investor funds that were deposited into escrow will be returned to investors and this offering will terminate.

We have agreed to pay the placement agents an aggregate fee equal to 6.0% of the gross proceeds of this offering. The following table shows the per unit and total fees we will pay to the placement agents assuming all of the shares of common stock and warrants offered by this prospectus supplement are issued and sold by us.

Placement Fees	Per Unit	Total

Common Stock offered hereby	$3.7000	$14,182,499.60
70% of the placement agency fees to Canaccord Adams Inc.	$0.1554	$595,664.99
30% of the placement agency fees to ThinkEquity Partners LLC	$0.0660	$255,284.99

Because there is no minimum offering amount required as a condition to closing, the actual total may be less than the maximum total set forth above.

We estimate that our total expenses of this offering, excluding the placement agents’ fees, will be approximately $170,000. Included in such amount are the fees and disbursements of counsel to the placement agents in connection with the Financial Institutions Regulatory Authority’s review and approval of each placement agent’s participation in this offering, which we estimate to be $7,500. We have also agreed to reimburse the placement agents for the actual and accountable “road show” fees and expenses in an amount up to $25,000, and the actual and accountable fees and expenses of counsel to the placement agents in an amount up to $150,000.

In compliance with the guidelines of FINRA, the maximum consideration or discount to be received by any FINRA member or any independent broker-dealer may not exceed 8.0% of the aggregate amount of the securities offered pursuant to this prospectus supplement.

We have agreed to indemnify the placement agents against liabilities relating to the offering, including liabilities under the Securities Act of 1933, or to contribute to payments that the placement agents may be required to make in this respect.

This is a brief summary of the material provisions of the placement agency agreement and does not purport to be a complete statement of its terms and conditions. A copy of the placement agency agreement will be on file with the Securities and Exchange Commission as an exhibit to a Form 8-K to be filed by us.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Canaccord Adams Inc. for a period of 90 days after the date of this prospectus supplement, except issuances pursuant to the exercise of employee stock options or warrants outstanding on the date hereof. However, in the event that either (1) during the 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or events, as applicable, unless Canaccord Adams Inc. waives, in writing, such an extension.

Our officers and directors have agreed that, with limited exceptions, they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into any swap, hedge or other arrangement that transfers in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transaction are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Canaccord Adams Inc. for a period of 90 days after the date of this prospectus supplement. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Canaccord Adams Inc. waives, in writing, such an extension.

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From time to time, the placement agents and their affiliates have provided, and may from time to time in the future provide, investment banking and other services to us for which they receive customary fees and commissions.

The placement agents have informed us that they do not intend to engage in overalloment, stabilizing transactions or syndicate covering transactions in connection with this offering.

A prospectus supplement and the accompanying prospectus in electronic format may be made available on the web sites maintained by the placement agents and the placement agents may distribute the prospectus supplement and the accompanying prospectus electronically.

LEGAL MATTERS

Gersten Savage LLP, New York, New York will pass upon the validity of the common stock offered hereby. None of the partners of Gersten Savage LLP or their families have any ownership interests in us. Stroock & Stroock & Lavan LLP is acting as counsel for the placement agents in this offering.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K as of and for the year ended December 31, 2006 have been so incorporated in reliance on the report of Carlin, Charron & Rosen, LLP, independent registered public accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Our SEC filings (File No. 1-16133) are available to the public over the Internet at the SEC’s web site at http://www.sec.gov, and at our web site at http.//www.delcath.com. You may also read and copy any document we file at the SEC’s public reference room located at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. You may request copies of these documents by writing to the SEC and paying a fee for the copying cost. You may call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room.

This prospectus supplement is part of a registration statement that we have filed with the SEC relating to our common stock. As permitted by SEC rules, this prospectus supplement does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about us and our common stock. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Web site.

Our common stock is listed on the NASDAQ Capital Market under the symbol “DCTH.” Our reports, proxy statements and other information also may be read and copied at the NASDAQ Stock Market at One Liberty Plaza, 165 Broadway, New York, NY 10006.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file

S–29

later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (other than information deemed to have been furnished to, and not filed in accordance with, SEC rules) until we sell all of the securities or until the offering is completed.

  Our annual report on Form 10-K for the fiscal year ended December 31, 2006 and the amendment thereto on Form 10-K/A filed with the SEC on May 16, 2007;

  Our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2007 and June 30, 2007, filed on May 10, 2007 and August 9, 2007;

  Our current reports on Form 8-K filed with the SEC on April 2, April 16, April 20, May 4, May 10, May 17, May 31, June 8, July 5, August 23, August 30 and September 18, 2007;

  Definitive proxy statement relating to our 2007 annual meeting of stockholders filed with the SEC on May 1, 2007; and

  The description of our common stock contained under the caption “Description of Registrant’s Securities to be Registered” in our Form 8-A12B filed with the SEC on September 22, 2000.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

Delcath Systems, Inc.
Rockefeller Center
600 Fifth Avenue, 23rd Floor
New York, NY 10020
Attn: Paul M. Feinstein – CFO and Treasurer
(212) 489-2100

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PROSPECTUS

                                  $30,000,000

                          [DELCATH SYSTEMS, INC. LOGO]

                              DELCATH SYSTEMS, INC.

                 COMMON STOCK, PREFERRED STOCK, DEBT SECURITIES,
                       WARRANTS TO PURCHASE COMMON STOCK,
                      WARRANTS TO PURCHASE PREFERRED STOCK,
                      WARRANTS TO PURCHASE DEBT SECURITIES,
                          STOCK PURCHASE CONTRACTS AND
                              STOCK PURCHASE UNITS

                                ----------------

We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Our common stock is listed on the NASDAQ Capital Market and the Boston Stock
Exchange under the symbol "DCTH." The closing sale price of our common stock, as reported on the NASDAQ Capital Market on May 23, 2007 was $3.90.

We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you purchase any of our securities.

This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
FACTORS," BEGINNING ON PAGE 4.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
         SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
         SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR
         COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
         OFFENSE

We may offer the securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters, or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

                   The date of this prospectus is June 7, 2007

                              ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, which we refer to as the "SEC,"
using a "shelf" registration process. Under this shelf process, we may, from time to time, sell an indeterminate amount of any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $30,000,000. This prospectus provides you with a general description of the securities we may offer pursuant to this prospectus. Each time we sell securities, we will provide one or more prospectus supplements that will contain specific information about the terms of that offering. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement relating to this prospectus, including its exhibits. A prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any accompanying prospectus supplement, including the risk factors, together with the additional information described under the heading "Where You Can Find More
Information."

You should rely only on the information incorporated by reference or provided in this prospectus and any accompanying prospectus supplement. We have not authorized any dealer, salesman or other person to provide you with additional or different information. This prospectus and any accompanying prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information in this prospectus or any accompanying prospectus supplement or in any document incorporated by reference in this prospectus or any accompanying prospectus supplement is accurate as of any date other than the date of the document containing the information.

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any accompanying prospectus supplement to "Company," "we,"
"us" or "our" are to Delcath Systems, Inc. and its subsidiaries.

                       WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings (File No.
1-16133) are available to the public over the Internet at the SEC's web site at
http://www.sec.gov. You may also read and copy any document we file at the SEC's
Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can
request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Rooms.

Our common stock is listed on the NASDAQ Capital Market and the Boston Stock
Exchange under the symbol "DCTH." Our reports, proxy statements and other information also may be read and copied at the NASDAQ Stock Exchange at One
Liberty Plaza, 165 Broadway, New York, NY 10006.

The SEC allows us to "incorporate by reference" the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934
(other than information deemed to have been furnished to, and not filed in accordance with, SEC rules) until we sell all of the securities or until we terminate this offering:

     o   Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC on March 16, 2007;

     o   Current Report on Form 8-K filed with the SEC on April 2, 2007;

     o   Current Report on Form 8-K filed with the SEC on April 16, 2007;

     o   Current Report on Form 8-K filed with the SEC on April 20, 2007;

     o   Definitive proxy statement relating to our 2007 annual meeting of stockholders filed with the SEC May 1, 2007;

     o   Current Report on Form 8-K filed with the SEC on May 4, 2007;

     o   Quarterly Report on Form 10-Q filed with the SEC on May 10, 2007;

     o   Annual Report on Form 10-K/A for the year ended December 31, 2006, filed with the SEC on May 16, 2007;

     o   Current Report on Form 8-K filed with the SEC on May 17, 2007; and

     o   The description of our common stock contained under the caption
         "Description of Our Capital Stock and Other Securities - Units" in the
         Prospectus included in our registration statement on Form SB-2
         (Registration No.: 333-101661), declared effective on May 15, 2003.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

Delcath Systems, Inc.
1100 Summer Street
Stamford, Connecticut 06905
Attn: Paul Feinstein
(203) 323-8668

                              DELCATH SYSTEMS, INC.

BACKGROUND

Delcath Systems, Inc. ("Delcath," the "Company," "we" or "us") was incorporated under Delaware law in 1988. We are a development stage company with a platform technology that isolates specific organs and body regions from the body's general circulatory system in order to administer high dose chemotherapy and other therapeutic agents directly to a diseased organ or body region. The first application being investigated for our system uses the Delcath technology to isolate the liver from the general circulatory system for the treatment of tumors of the liver. High doses of chemotherapy are delivered directly to tumors in the liver while protecting the patient from the toxicities that would normally result from systemic exposure to the administered chemotherapeutic drug. These higher doses could be potentially lethal to the patient if administered systemically. One of our trials is in the final phase III United
States Food and Drug Administration (the "FDA") approval process. However, the
Delcath system is not currently approved for marketing by the FDA, and it cannot be marketed in the United States without FDA pre-market approval. As mentioned, we are in the process of conducting a Phase III clinical trial designed to secure marketing approval in the United States and possibly in foreign markets for use of the Delcath system with the chemotherapy agent Melphalan, for the treatment of malignant melanoma that has spread to the liver. We are also testing the Delcath system with Melphalan against hepatocellular, neuroendocrine and adenocarcinoma; cancers that have spread to the liver in Phase II clinical trials. Additionally, we plan to conduct pre-clinical and clinical trials on the use of the Delcath system with other chemotherapy agents used to treat liver cancer.

STRATEGY

Our objectives are to establish the use of the Delcath system as the standard technique for delivering chemotherapy agents to the liver and expand the Delcath technology so that it may be used in the treatment of other liver diseases and of cancers in other parts of the body, and to generate growth, revenues and high returns for our shareholders through a strategy that includes the following elements:

     o   COMPLETING CLINICAL TRIALS TO OBTAIN FDA PRE-MARKET APPROVAL FOR USE OF
         THE DELCATH SYSTEM WITH MELPHALAN TO TREAT MALIGNANT MELANOMA THAT HAS
         SPREAD TO THE LIVER. Our highest priority is completing the Phase III clinical trial, data preparation, statistical analysis and filing of necessary regulatory documents associated with an application for FDA pre-market approval of the commercial sale of the Delcath system in the
         United States for use in administering Melphalan in the treatment of melanoma that has spread to the liver. We are presently treating patients in trials being conducted by the National Cancer Institute and will seek to add clinical centers to this trial in order to speed the completion of the trial.

     o   OBTAINING APPROVAL TO MARKET THE DELCATH SYSTEM IN THE UNITED STATES
         FOR THE TREATMENT OF ADDITIONAL CANCERS IN THE LIVER. We are testing our system in the treatment of other cancers of the liver such as primary liver cancer, and tumors of neuroendocrine and adenocarcinoma origin that have spread to the liver using the drug Melphalan. In 2004, we commenced Phase II studies of these three cancers in the liver and are currently recruiting and treating patients within this trial. We will also continue to evaluate other promising drug candidates to use with our system to treat other specific tumors in the liver.

     o   EXPLORE OTHER REGIONAL THERAPY APPLICATIONS FOR THE DELCATH SYSTEM. We
         are evaluating other organs and procedures that may be well suited for the use of our device. Other organs or body regions that may be evaluated for compatibility with our catheter technology include limbs, lungs, pancreas, and kidneys.

     o   INVESTIGATING TREATMENT OF HEPATITIS USING ANTI-VIRAL DRUGS. In
         addition to researching the use of other chemotherapy agents with the
         Delcath system to treat a variety of cancers, we plan to research the use of other compounds with the Delcath system to treat other diseases of the liver including hepatitis. We intend to develop strategic alliances with a number of cancer centers. To this end, we are presently contacting recognized leading institutions and liver transplant centers that focus on regional cancer treatments. By working together with these institutions we intend to explore new applications for our technology and to help in the design and expansion of our clinical trials.

     o   IMPROVING OUR TECHNOLOGY. We will continue to identify improvements which increase potential drug dosing, simplify the procedure, shorten recovery times and expand the uses of the system. These changes may include new catheter designs, system architectures and the development of filters with specific affinity to newer anticancer and antiviral agents.

     o   INTRODUCING THE DELCATH SYSTEM INTO FOREIGN MARKETS. We may seek to establish strategic relationships with domestic and foreign firms that have an established presence or experience in the foreign markets that we intend to target. Our strategy is to focus on markets that have a high incidence of liver disease and the public or private means to provide and pay for the associated medical treatments. According to the
         World Health Organization, many Asian and European countries, including
         China, Japan, Hong Kong, the Philippines, Australia, Greece, France,
         Germany, Italy and Spain, have a higher incidence of hepatitis and liver cancer than the United States. We may explore arrangements with strategic partners who have experience with obtaining the necessary regulatory approvals and the marketing of medical devices in those markets.

A more complete description of our business is contained in our Annual Reports on Form 10-K and 10-K/A for the year ended December 31, 2006. See "Where you can find more information" above.

                                  RISK FACTORS

AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD
CAREFULLY CONSIDER THE RISKS SET FORTH IN THE DOCUMENTS INCORPORATED BY
REFERENCE INTO THIS PROSPECTUS AND IN THE SUPPLEMENTS TO THIS PROSPECTUS AND ALL
OF THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS AND IN SUPPLEMENTS TO THIS
PROSPECTUS BEFORE DECIDING TO INVEST IN OUR SECURITIES. THE RISKS DESCRIBED ARE
NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS NOT PRESENTLY KNOWN TO US
OR WHICH WE CURRENTLY CONSIDER IMMATERIAL ALSO MAY ADVERSELY AFFECT OUR COMPANY.
IF ANY OF THE FOLLOWING RISKS AND UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS,
FINANCIAL CONDITION OR OPERATING RESULTS MAY BE MATERIALLY AND ADVERSELY
AFFECTED. IN THIS EVENT, THE TRADING PRICE OF OUR SECURITIES MAY DECLINE AND YOU
MAY LOSE PART OR ALL OF YOUR INVESTMENT.

              RISKS RELATED TO OUR BUSINESS AND FINANCIAL CONDITION

IF WE ARE NOT SUCCESSFUL IN THE DEVELOPMENT AND COMMERCIALIZATION OF THE DELCATH
SYSTEM, OR IF WE ARE UNABLE TO MARKET AND SELL THE PRODUCT, WE WILL NOT GENERATE
OPERATING REVENUE OR BECOME PROFITABLE.

The Delcath system, an enabling technology for the isolation of various organs in the body to permit the delivery of otherwise unacceptably toxic doses of drugs, is our only product, and our entire focus has been the development and commercialization of this product. If the Delcath system fails as a commercial product, we have no other products to sell.

CONTINUING LOSSES MAY EXHAUST OUR CAPITAL RESOURCES. WE HAVE HAD NO REVENUE TO
DATE, A SUBSTANTIAL ACCUMULATED DEFICIT, RECURRING OPERATING LOSSES AND NEGATIVE
CASH FLOW.

We expect to incur significant and increasing losses while generating minimal revenues over the next few years. From our inception on August 5, 1988 through
December 31, 2006, we have incurred cumulative net losses of approximately $35.3 million which were principally incurred in connection with our product development efforts and, in 2006, legal expenses. For the year ended December
31, 2006, we incurred net losses of approximately $11.0 million.

In the past, we have funded our operations through a combination of private placements of our securities and through the proceeds of our public offerings in
2000 and 2003. In addition, we received proceeds of approximately $5.6 million from private placements we completed in 2004, approximately $2.2 on exercise of warrants and options in 2004, approximately $2.5 million from a private placement we completed in 2005, approximately $5.5 million on exercise of warrants and options in 2005; and approximately $5.1 million on exercise of warrants and options in 2006.

Although we may receive approximately $30,000,000 from the sale of securities under this prospectus, there are no assurances that any such offerings will be successful, nor can the Company estimate when, if such offerings are successful, these offerings may close and capital will become available to the Company.
Additionally, we do not know if additional financing will be available when needed, or if it is available, if it will be available on acceptable terms.
Insufficient funds may prevent us from implementing our business strategy. If we continue to incur losses we may exhaust our capital resources resulting in our being unable to complete the development and commercialization of our product.
As we incur additional losses, our accumulated deficit will further increase. As of December 31, 2006, we had cash and cash equivalents and short term investments of approximately $8.7 million.

IF WE ARE UNABLE TO RAISE ADDITIONAL FUNDS, OUR ABILITY TO COMPLETE THE REQUIRED
CLINICAL TRIALS WILL BE HARMED.

Before we can obtain approval to sell our product commercially, we will need premarket approval from the FDA which, in turn, requires that we complete clinical trials to establish the effectiveness of our system. Many of the costs incurred in conducting clinical trials are due to uncertainties that are not within our control, including (i) the possibility that the FDA may require additional trials and the number of trials that may be required; (ii) the charges payable to each current or prospective clinical test site which may be a flat fee for a certain time period or a fee based on the number of participants in the trial; (iii) the amount of the fee per participant which is individually negotiated with each test site; (iv) the number of patients that may be required to be enrolled in any particular trial; (v) the location of the test site which can affect our other costs, including the costs of retaining a clinical research organization and out of pocket costs such as travel; (vi) the actual number of treatments per patient in each clinical trial; and (vii) the possible reduction in trial costs billed to the Company where a patient's insurer agrees to cover treatment expenses. As a result, we are unable to estimate the total costs we will incur in completing the clinical trials. In addition, completion of the clinical trials does not guarantee that the FDA will give us the required approvals in a timely manner or will give them to us at all.

IF WE DO NOT RAISE ANY ADDITIONAL CAPITAL THAT MAY BE REQUIRED TO COMMERCIALIZE
THE DELCATH SYSTEM, OUR POTENTIAL TO GENERATE FUTURE REVENUES WILL BE
SIGNIFICANTLY LIMITED EVEN IF WE RECEIVE FDA PREMARKET APPROVAL.

While we have sufficient capital to conduct our operations, we believe that our current resources will not be sufficient to complete Phase III clinical trials using Melphalan or other clinical trials that we may pursue and will be insufficient to fund the costs of commercializing the Delcath system, which will be significant. In addition, although we may receive approximately $30,000,000 from the sale of securities under this prospectus, there are no assurances that any such offerings will be successful, nor can the Company estimate when, if such offerings are successful, these offerings may close and capital will become available to the Company. If we are unable to obtain additional financing as needed, we will not be able to sell the system commercially.

IF WE ARE UNABLE TO OBTAIN ADDITIONAL FUNDING OUR GENERAL BUSINESS OPERATIONS
WILL BE HARMED.

As described above, while we have sufficient capital to conduct our operations through the end of 2007, we require additional capital for research and development and for additional clinical trials. Our further liquidity and capital requirements will depend on numerous factors, including the progress of our research and product development programs, including clinical studies; the timing and costs of making various United Sates and foreign regulatory filings, obtaining approvals and complying with regulations; the timing and effectiveness of product commercialization activities, including marketing arrangements overseas; the timing and costs involved in preparing, filing, prosecuting, defending and enforcing intellectual property rights; and the effect of competing technological and market developments. Although we may receive approximately $30,000,000 from the sale of securities under this prospectus, there are no assurances that any such offerings will be successful, nor can the
Company estimate when, if such offerings are successful, these offerings may close and capital will become available to the Company. Additionally, we do not know if additional financing will be available when needed, or if it is available, if it will be available on acceptable terms. Insufficient funds may prevent us from implementing our business strategy.

THERE ARE RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS MADE BY US AND ACTUAL
RESULTS MAY DIFFER.

Some of the information in this Form S-3 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect,"
"anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

     o   discuss our future expectations;

     o   contain projections of our future results of operations or of our financial condition; and

     o   state other "forward-looking" information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict and/or over which we have no control. The risk factors listed in this section, other risk factors about which we may not be aware, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. You should be aware that the occurrence of the events described in these risk factors could have an adverse effect on our business, results of operations and financial condition (See Cautionary Note
Regarding Forward-Looking Statements on page 10).

              RISKS RELATED TO FDA AND FOREIGN REGULATORY APPROVAL

EVEN IF THE FDA GRANTS PREMARKET APPROVAL FOR USE OF THE DELCATH SYSTEM FOR THE
TREATMENT OF MELANOMA THAT HAS METASTASIZED TO THE LIVER WITH MELPHALAN, OUR
ABILITY TO MARKET THE DEVICE WOULD BE LIMITED TO THAT USE.

If the FDA grants premarket approval for use of the Delcath system in the treatment of melanoma that has metastasized to the liver with Melphalan, our ability to market the system would be limited to its use with that drug in treating that disease. Thereafter, physicians could use the system for the treatment of other cancers or using other drugs ("off label" use), but we could not market it for such uses, unless we obtained separate FDA approval to market the system for use with other drugs or to treat other diseases. The lack of separate specific approvals would limit our ability to market our product and could result in substantially reduced sales.

IF WE DO NOT OBTAIN FDA PREMARKET APPROVAL, WE MAY NOT BE ABLE TO EXPORT THE
DELCATH SYSTEM TO FOREIGN MARKETS, WHICH WILL LIMIT OUR SALES OPPORTUNITIES.

If the FDA does not approve our application for premarket approval for the
Delcath system, we will not be able to export the Delcath system from the United
States for marketing abroad unless approval has been obtained from one of a number of developed nations. If we do not have such approval, we will not be eligible to use a simplified registration process for the Delcath system in a number of countries including the members of the European Union, Great Britain and Australia. We have not begun to seek foreign regulatory approval and may not be able to obtain approval from one or more countries where we would like to sell the Delcath system. If we are unable to market the Delcath system internationally because we are unable to obtain required approvals, our international market opportunity will be materially limited.

BECAUSE OF OUR LIMITED EXPERIENCE, CONDUCT OF CLINICAL TRIALS AND OBTAINING FDA
PREMARKET APPROVAL COULD BE DELAYED.

We have experienced, and may continue to experience, delays in conducting and completing required clinical trials, caused by many factors, including our limited experience in the following areas:

     o   arranging for clinical trials;

     o   evaluating and submitting the data gathered from clinical trials;

     o   designing trials to conform to the trial protocols authorized by the
         FDA;

     o   complying with the requirements of institutional review boards at the sites where the trials may be conducted; and

     o   identifying clinical test sites and sponsoring physicians.

Completion of our clinical trials will also depend on the ability of the clinical test sites to identify patients to enroll in the clinical trials, as the population of appropriate subjects (i.e., patients with melanoma that has metastasized to the liver) is limited. The trials may also take longer to complete because of difficulties we may encounter in entering into agreements with clinical testing sites to conduct the trials. Any significant delay in completing clinical trials or in the FDA's response to our submission, or a requirement by the FDA for us to conduct additional trials, would delay the commercialization of the Delcath system and our ability to generate revenues.

THIRD-PARTY REIMBURSEMENT MAY NOT BE AVAILABLE TO PURCHASERS OF THE DELCATH
SYSTEM OR MAY BE INADEQUATE, RESULTING IN LOWER SALES EVEN IF FDA PREMARKET
APPROVAL IS GRANTED.

Physicians, hospitals and other health care providers may be reluctant to purchase our system if they do not receive substantial reimbursement for the cost of the procedures using our products from third-party payors, including
Medicare, Medicaid and private health insurance plans.

The Delcath system is currently characterized by the FDA as an experimental device. As such, Medicare, Medicaid and private health insurance plans will not reimburse its use in the United States. We will not begin to seek reimbursement by third-party payors of the cost of the Delcath system until after its use is approved by the FDA. Each third-party payor independently determines whether and to what extent it will reimburse for a medical procedure or product. There are no assurances that third-party payors in the United States or abroad will agree to cover procedures using the Delcath system. Further, third-party payors may deny reimbursement if they determine that the Delcath system is not used in accordance with established payor protocols regarding cost effective treatment methods or is used for forms of cancer or with drugs not specifically approved by the FDA.

In addition, new products are under increased scrutiny as to whether they will be covered by the various healthcare plans and as to the level of reimbursement that would be applicable to respective covered products and procedures. A third-party payor may deny reimbursement for the treatment and medical costs associated with the Delcath system, notwithstanding FDA or other regulatory approval, if that payor determines that the Delcath system is unnecessary, inappropriate, not cost effective, and experimental or is used for a non-approved indication.

     RISKS RELATED TO MANUFACTURING, COMMERCIALIZATION AND MARKET ACCEPTANCE
                             OF THE DELCATH SYSTEM

WE OBTAIN NECESSARY COMPONENTS FOR THE DELCATH SYSTEM FROM SOLE-SOURCE
SUPPLIERS. BECAUSE MANUFACTURERS MUST DEMONSTRATE COMPLIANCE WITH FDA
REQUIREMENTS, IF OUR PRESENT SUPPLIERS FAIL TO MEET SUCH REQUIREMENTS OR IF WE
CHANGE ANY SUPPLIER, THE SUCCESSFUL COMPLETION OF THE CLINICAL TRIALS AND/OR THE
COMMERCIALIZATION OF THE DELCATH SYSTEM COULD BE JEOPARDIZED.

We must ensure that the components of the Delcath system are manufactured in accordance with manufacturing and performance specifications of the Delcath system on file with the FDA and with drug and device good manufacturing practice requirements. Many of the components of the Delcath system are manufactured by sole source suppliers. If any of our suppliers fails to meet our needs, or if we need to seek an alternate source of supply, we may be forced to suspend or terminate our clinical trials. Further, if we need a new source of supply after commercial introduction of the Delcath system, we may face long interruptions in obtaining necessary components, which could jeopardize our ability to supply the
Delcath system to the market.

Currently the Delcath system kit is being manufactured domestically by the OEM division of B. Braun Medical, Inc. of Germany which also supplies the other catheters and accessories and assembles the Delcath system kit. Medtronic USA,
Inc. currently manufactures the components of the blood filtration circuit located outside of the body, including the medical tubing through which the patient's blood flows and various connectors and the blood filtration pump head.
The Company purchases activated charcoal filters used in the Delcath system from a single supplier.

WE DO NOT HAVE ANY CONTRACTS WITH SUPPLIERS FOR THE MANUFACTURE OF COMPONENTS
FOR THE DELCATH SYSTEM. IF WE ARE UNABLE TO OBTAIN AN ADEQUATE SUPPLY OF THE
NECESSARY COMPONENTS, WE MAY NOT BE ABLE TIMELY TO COMPLETE OUR CLINICAL TRIALS.

We do not have any contracts with suppliers for the manufacture of components for the Delcath system. Certain components are available from only a limited number of sources. To date, we have only had components of the Delcath system manufactured for us in small quantities for use in pre-clinical studies and clinical trials. We will require significantly greater quantities to commercialize the

product. Notwithstanding our best efforts, we may not be able to find an alternate source of comparable components. If we are unable to obtain adequate supplies of components from our existing suppliers or need to switch to an alternate supplier, commercialization of the Delcath system could be delayed.

BECAUSE OF OUR LIMITED EXPERIENCE IN MARKETING PRODUCTS AND OUR LACK OF ADEQUATE
PERSONNEL TO MARKET AND SELL PRODUCTS, WE MAY NOT BE SUCCESSFUL IN MARKETING AND
SELLING THE DELCATH SYSTEM EVEN IF WE RECEIVE FDA PREMARKET APPROVAL.

We have not previously sold, marketed or distributed any products and currently do not have the personnel, resources, experience or other capabilities to market the Delcath system adequately. Our success will depend upon our ability to attract and retain skilled sales and marketing personnel or our reaching an agreement with a third party to market our product. Competition for sales and marketing personnel is intense, and we may not be successful in attracting or retaining such personnel. Our inability to attract and retain skilled sales and marketing personnel or to reach an agreement with a third party could adversely affect our business, financial condition and results of operations.

MARKET ACCEPTANCE OF THE DELCATH SYSTEM WILL DEPEND ON SUBSTANTIAL EFFORTS AND
EXPENDITURES IN AN AREA WITH WHICH WE HAVE LIMITED EXPERIENCE.

Market acceptance of the Delcath system will depend upon a variety of factors including whether our clinical trials demonstrate a significant reduction in the mortality rate for the kinds of cancers treated on a cost-effective basis, our ability to educate physicians on the use of the Delcath system and our ability to convince healthcare payors that use of the Delcath system results in reduced treatment costs to patients. We have only limited experience in these areas and we may not be successful in achieving these goals. Moreover, the Delcath system replaces treatment methods in which many hospitals have made a significant investment. Hospitals may be unwilling to replace their existing technology in light of their investment and experience with competing technologies. Many doctors and hospitals are reluctant to use a new medical technology until its value has been demonstrated. As a result, the Delcath system may not gain significant market acceptance among physicians, hospitals, patients and healthcare payors.

RAPID TECHNOLOGICAL DEVELOPMENTS IN TREATMENT METHODS FOR LIVER CANCER AND
COMPETITION WITH OTHER FORMS OF LIVER CANCER TREATMENTS COULD RESULT IN A SHORT
PRODUCT LIFE CYCLE FOR THE DELCATH SYSTEM.

Competition in the cancer treatment industry, particularly in the markets for systems and devices to improve the outcome of chemotherapy treatment, is intense. The Delcath system competes with all forms of liver cancer treatments that are alternatives to the "gold standard" treatment of surgical resection.
Many of our competitors have substantially greater resources, especially financial and technological. In addition, some of our competitors have considerable experience in conducting clinical trials and other regulatory procedures. These competitors are developing systems and devices to improve the outcome of chemotherapy treatment for liver cancer. If these competitors develop more effective or more affordable products or treatment methods, our profitability will be substantially reduced and the Delcath system could have a short product life cycle.

WE BELIEVE THAT OUR CHIEF EXECUTIVE OFFICER AND OUR CHIEF OPERATING OFFICER ARE
IMPORTANT TO OUR EFFORTS TO COMMERCIALIZE THE DELCATH SYSTEM. THE UNAVAILABILITY
OF THE SERVICES OF EITHER OF THEM COULD DELAY OUR SUCCESSFUL COMMERCIAL
INTRODUCTION OF THE DELCATH system.

The loss of the services of either our Chief Executive Officer or our Chief
Operating Officer could delay our completing the clinical trials, our obtaining
FDA premarket approval, our introducing the Delcath system commercially and our generating revenues and profits. We do not have an employment agreement with either of them.

         RISKS RELATED TO PATENTS, TRADE SECRETS AND PROPRIETARY RIGHTS

OUR SUCCESS DEPENDS IN LARGE PART ON OUR ABILITY TO OBTAIN PATENTS, MAINTAIN
TRADE SECRET PROTECTION AND OPERATE WITHOUT INFRINGING ON THE PROPRIETARY RIGHTS
OF THIRD PARTIES.

Because of the length of time and expense associated with bringing new medical devices to the market, the healthcare industry has traditionally placed considerable emphasis on patent and trade secret protection for significant new technologies. Litigation may be necessary to enforce any patents issued or assigned to us or to determine the scope and validity of third-party proprietary rights. Litigation could be costly and could divert our attention from our business. If others file patent applications with respect to inventions for which we already have patents issued to us or have patent applications pending, we may be forced to participate in interference proceedings declared by the
United States Patent and Trademark Office to determine priority of invention, which could also be costly and could divert our attention from our business. If a third party violates our intellectual property rights, we may be unable to enforce our rights because of our limited resources. Use of our limited funds to defend our intellectual property rights may also affect our financial condition adversely.

                       RISKS RELATED TO PRODUCTS LIABILITY

WE DO NOT CURRENTLY CARRY PRODUCTS LIABILITY INSURANCE AND WE MAY NOT BE ABLE TO
ACQUIRE SUFFICIENT COVERAGE IN THE FUTURE TO COVER LARGE CLAIMS.

Clinical trials, manufacturing and product sales may expose us to liability claims from the use of the Delcath system. Though participants in clinical trials are generally required to execute consents and waivers of liability, a court might find such consents and waivers of liability to be ineffective or invalid. Were such a claim asserted and even if we prevail on the merits, we would likely incur substantial legal and related expenses. Claims for damages, whether or not successful, could cause delays in the clinical trials and result in the loss of physician endorsement. A successful products liability claim or recall would have a material adverse effect on our business, financial condition and results of operations.

                       RISKS RELATING TO OUR COMMON STOCK

OUR STOCK PRICE AND TRADING VOLUME MAY BE VOLATILE, WHICH COULD RESULT IN LOSSES
FOR OUR STOCKHOLDERS.

The equity trading markets may experience periods of volatility, which could result in highly variable and unpredictable pricing of equity securities. The market price of our common stock could change in ways that may or may not be related to our business, our industry or our operating performance and financial condition. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

     o   actual or anticipated quarterly variations in our operating results;

     o   changes in expectations as to our future financial performance or changes in financial estimates, if any, of public market analysts;

     o   announcements relating to our business or the business of our competitors;

     o   conditions generally affecting the healthcare and cancer treatment industries

     o   the success of our operating strategy; and

     o   the operating and stock price performance of other comparable companies.

Many of these factors are beyond our control, and we cannot predict their potential effects on the price of our common stock. If the market price of our common stock declines significantly, you may be unable to resell your shares of common stock at or above the public offering or other offering price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly, including a decline below the public offering price, in the future. In addition, the stock markets in general can experience considerable price and volume fluctuations.

FUTURE SALES OF OUR COMMON STOCK MAY CAUSE STOCK PRICE TO DECLINE.

There is a relatively limited public float of our common stock. Because of this, trades of relatively small amounts of our common stock can have a disproportionate effect on the market price for our common stock. The market price of our common stock has historically been volatile. During the three years ended December 31, 2006, the range of the high and low sales prices of our common stock have ranged from a high of $6.00 (during the quarter ended June 30,
2006) to a low of $0.92 (during the quarter ended March 31, 2004).

Sales of substantial amounts of common stock or the perception that such sales could occur, could have an adverse effect on prevailing market prices for our common stock. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional common or preferred stock.

OUR INSIDERS BENEFICIALLY OWN A SIGNIFICANT PORTION OF OUR STOCK.

As of May 23, 2007, our executive officers, directors and affiliated persons beneficially own approximately 13.4% of our common stock. As a result, our executive officers, directors and affiliated persons will have significant influence to:

     o   elect or defeat the election of our directors;

     o   amend or prevent amendment of our articles of incorporation or bylaws;

     o   effect or prevent a merger, sale of assets or other corporate transaction; and

     o   affect the outcome of any other matter submitted to the stockholders for vote.

In addition, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Management's stock ownership may discourage a potential acquirer from

making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

EXISTING STOCKHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION FROM THE SALE OF OUR
COMMON STOCK PURSUANT TO THIS PROSPECTUS AND PURSUANT TO EFFECTIVE REGISTRATION
STATEMENTS CURRENTLY ON FILE WITH THE SEC.

The sale of our common stock pursuant to this prospectus and pursuant to effective registration statements currently on file with the SEC may have a dilutive impact on our shareholders. As a result, any future net income per share could decrease in future periods and the market price of our common stock could decline. If our stock price decreases, then our existing shareholders would experience greater dilution.

The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

ANTI-TAKEOVER PROVISIONS IN OUR CERTIFICATE OF INCORPORATION AND BY-LAWS AND
UNDER OUR STOCKHOLDER RIGHTS AGREEMENT MAY REDUCE THE LIKELIHOOD OF A POTENTIAL
CHANGE OF CONTROL, AND CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION
AND BY-LAWS AND OF OUR STOCKHOLDERS RIGHTS PLAN COULD MAKE IT MORE DIFFICULT FOR
THE COMPANY'S STOCKHOLDERS TO REPLACE MANAGEMENT.

Provisions of our certificate of incorporation and by-laws and our stockholders rights agreement may have the effect of discouraging, delaying or preventing a change in control of us or unsolicited acquisition proposals that a stockholder might consider favorable. Certain provisions of our certificate of incorporation and by-laws and of our stockholders rights agreement could have the effect of making it more difficult for the Company's stockholders to replace management at a time when a substantial number of our stockholders would favor a change in management. These include provisions:

     o   providing for a classified board; and

     o   authorizing the board of directors to fill vacant directorships or increase the size of our board of directors.

Furthermore, our board of directors has the authority to issue shares of preferred stock in one or more series and to fix the rights and preferences of the shares of any such series without stockholder approval. Any series of preferred stock is likely to be senior to the common stock with respect to dividends, liquidation rights and, possibly, voting rights. Our board's ability to issue preferred stock may have the effect of discouraging unsolicited acquisition proposals, thus adversely affecting the market price of our common stock and warrants.

We also have a stockholder rights agreement which could have the effect of substantially increasing the cost of acquiring us unless our board of directors supports the transaction even if the holders of a majority of our common stock are in favor of the transaction.

OUR COMMON STOCK IS LISTED ON THE NASDAQ CAPITAL MARKET. IF WE FAIL TO MEET THE
REQUIREMENTS OF THE NASDAQ CAPITAL MARKET FOR CONTINUED LISTING, OUR COMMON
STOCK COULD BE DELISTED.

Our common stock is currently listed on the Nasdaq Capital Market. To keep such listing, we are required to maintain: (i) a minimum bid price of $1.00 per share, (ii) a certain public float, (iii) a certain number of round lot shareholders and (iv) one of the following: a net income from continuing operations (in the latest fiscal year or two of the three last fiscal years ) of at least $500,000, a market value of listed securities of at least $35 million or a stockholders' equity of at least $2.5 million. We were notified by the
Nasdaq Capital Market on one occasion that we failed to meet the minimum bid price requirement and on two occasions that we did not meet the requirement that we meet one of the following conditions: that the market value of our common stock be at least $35 million; that we have stockholders' equity of not less than $2.5 million; or that we meet certain income tests. We have since complied with these requirements.

We are also required to maintain certain corporate governance requirements. On
April 30, 2007, we were notified by NASDAQ that due to the resignations of two of our independent directors on April 16, 2007, we no longer comply with
NASDAQ's requirements to have a majority of independent directors on our Board of Directors, and for our Audit Committee to have three members. We have since complied with these requirements. However, if we fail to meet any of the other applicable criteria, our common stock could be delisted from the NASDAQ Capital
Market.

IF OUR COMMON STOCK IS DELISTED FROM THE NASDAQ CAPITAL MARKET, WE MAY BE
SUBJECT TO THE RISKS RELATING TO PENNY STOCKS.

If our common stock were to be delisted from trading on the Nasdaq Capital
Market and the trading price of the common stock were

below $5.00 per share on the date the common stock were delisted, trading in our common stock would also be subject to the requirements of certain rules promulgated under the Exchange Act. These rules require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors, generally institutions. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in securities that are classified as penny stocks, which could severely limit the market price and liquidity of such securities and the ability of purchasers to sell such securities in the secondary market.

A penny stock is defined generally as any non-exchange listed equity security that has a market price of less than $5.00 per share, subject to certain exceptions.

WE DO NOT EXPECT TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE. AS A RESULT,
HOLDERS OF OUR COMMON STOCK MUST RELY ON STOCK APPRECIATION FOR ANY RETURN ON
THEIR INVESTMENT.

We have never declared or paid any dividends to the holders of our common stock and we do not expect to pay cash dividends in the foreseeable future. We currently intend to retain all earnings for use in connection with the expansion of our business and for general corporate purposes. Our board of directors will have the sole discretion in determining whether to declare and pay dividends in the future. The declaration of dividends will depend on our profitability, financial condition, cash requirements, future prospects and other factors deemed relevant by our board of directors. Our ability to pay cash dividends in the future could be limited or prohibited by the terms of financing agreements that we may enter into or by the terms of any preferred stock that we may authorize and issue.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about:

     o   our expansion and possible results from expansion,

     o   our expected growth,

     o   our capital budget and future capital requirements,

     o   the availability of funds and our ability to meet future capital needs,

     o   the realization of our deferred tax assets,

     o   our business strategy;

     o   our ability to obtain FDA approvals and other governmental permits and approvals;

     o   our technology and our research and development costs

     o   our financial strategy;

     o   our operating expenses, general and administrative costs

     o   our research and development costs;

     o   our future operating results; and

     o   our plans, objectives, expectations and intentions.

All of these types of statements, other than statements of historical fact included in this prospectus, are forward-looking statements. These forward-looking statements may be found in the "Prospectus Summary", "Risk
Factors", "Business", and other sections of the prospectus. In some cases, you can identify forward-looking statements by terminology such as "may", "will",
"could", "should", "expect", "plan", "project", "intend", "anticipate",
"believe", "estimate", "predict", "potential", "pursue", "target", "seek",
"objective", or "continue", the negative of such terms or other comparable terminology.

The forward-looking statements contained in this prospectus are based largely on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. All readers are cautioned that the forward-looking statements contained in this prospectus are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to many factors including those listed in the "Risk Factors" section and elsewhere in this prospectus, our expansion strategy, our ability to achieve operating efficiencies, industry pricing and technology trends, evolving industry standards, domestic and international regulatory matters, general economic and business conditions, the strength and financial resources of our competitors, our ability to find and retain skilled personnel and the political and economic climate in which we conduct operations. All forward-looking statements speak only as of the date of this prospectus. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

                                       10

                     RATIOS OF EARNINGS TO FIXED CHARGES AND
               EARNINGS TO FIXED CHARGES PLUS PREFERRED DIVIDENDS

We do not currently, and did not during the last five fiscal years, have any debt or preferred stock outstanding. Accordingly, no ratios of earnings to fixed charges, or to fixed charges and preferred dividends combined, are included herein.

                                 USE OF PROCEEDS

The specific allocation of net proceeds of an offering of securities will be determined at the time of the offering and will be described in an accompanying prospectus supplement. Unless we specify otherwise in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by this prospectus and any prospectus supplement will be used for research and development, furthering our clinical trials, FDA compliance, and general corporate purposes, which may include providing working capital, funding capital expenditures, and paying for possible acquisitions or the expansion of our business.

                                    DILUTION

         We will set forth in any prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

     o   the net tangible book value per share of our equity securities before and after the offering;

     o   the amount of the increase in such net tangible book value per share attributable to the cash payments made by the purchasers in the offering; and

     o   the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

                           THE SECURITIES WE MAY OFFER

We may from time to time offer under this prospectus, separately or together:

     o   common stock;

     o   preferred stock;

     o   unsecured senior or subordinated debt securities;

     o   warrants to purchase common stock;

     o   warrants to purchase preferred stock;

     o   warrants to purchase debt securities;

     o   stock purchase contracts to purchase common stock; and

     o   stock purchase units, each representing ownership of a stock purchase contract and, as security for the holder's obligation to purchase common stock under the stock purchase contract, either our debt securities or U.S. Treasury securities.

The aggregate initial offering price of the offered securities will not exceed
$30,000,000.

                        DESCRIPTION OF OUR CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

Our authorized capital stock consists of 70,000,000 shares of common stock, $.01 par value per share, and 10,000,000 shares of preferred stock, $.01 par value per share. The following description of our common stock, preferred stock, and certain rights associated with our common stock, together with the additional information included in any applicable prospectus supplements, summarizes the material terms and provisions of these types of securities, but it is not complete. For the complete terms of our common stock and preferred stock, please refer to our certificate of incorporation and our bylaws that are incorporated by reference into the registration statement which includes this prospectus and, with respect to preferred stock, any certificate of designation that we may file with the Commission for a series of preferred stock we may designate, if any.

We will describe in a prospectus supplement the specific terms of any common stock or preferred stock we may offer pursuant to this prospectus. If indicated
in a prospectus supplement, the terms of such common stock or preferred stock may differ from the terms described below.

                                       11

DESCRIPTION OF COMMON STOCK

As of May 23, 2007, there were 21,386,107 shares of common stock issued and outstanding.

Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences to which holders of any outstanding preferred stock may be entitled, holders of common stock are entitled to receive ratably those dividends, if any, that may be declared from time to time by our board of directors out of funds legally available for the payment of dividends. In the event of liquidation, dissolution or winding up of the Company, holders of our common stock would be entitled to share pro rata in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to holders of any outstanding shares of preferred stock. Holders of our common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future. All outstanding shares of common stock are, and the shares underlying all options and warrants will be, duly authorized, validly issued, fully paid and non-assessable upon our issuance of these shares.

The transfer agent and registrar for our common stock is American Stock Transfer
& Trust Company, whose address is 59 Maiden Lane, New York, NY 10038, and whose phone number is (800) 937-5449 (toll-free).

DESCRIPTION OF PREFERRED STOCK

The following description of preferred stock and the description of the terms of a particular series of preferred stock that will be set forth in the related prospectus supplement are not complete. These descriptions are qualified in their entirety by reference to the certificate of designation relating to that series. The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to that series. The prospectus supplement also will contain a description of certain United States federal income tax consequences relating to the purchase and ownership of the series of preferred stock that is described in the prospectus supplement.

As of May 23, 2007, there were no shares of our preferred stock issued and outstanding. Pursuant to our certificate of incorporation, our board of directors has the authority without further action by our stockholders to issue up to 10 million shares of preferred stock. Our board of directors has the authority to issue such preferred stock in one or more series and to fix the number of shares of any series of preferred stock and to determine the designation of any such series. The board of directors is also authorized to determine and alter the designation, powers, rights, preferences and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of preferred stock. In addition, within the limitations or restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, the board of directors has the authority to increase or decrease, but not below the number of shares of such series then outstanding, the number of shares of any series subsequent to the issue of shares of that series. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control without further action by our stockholders and may adversely affect the market price of, and the voting and other rights of, the holders of our common stock.

Whenever preferred stock is to be sold pursuant to this prospectus, we will file a prospectus supplement relating to that sale which will specify:

     o   the number of shares in the series of preferred stock;

     o   the designation for the series of preferred stock by number, letter or title that will distinguish the series from any other series of preferred stock;

     o   the dividend rate, if any, and whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

     o   the voting rights of that series of preferred stock, if any;

     o   any conversion provisions applicable to that series of preferred stock;

     o   any redemption or sinking fund provisions applicable to that series of preferred stock;

     o   the liquidation preference per share of that series of preferred stock;
         and

                                       12

     o   the terms of any other preferences or rights, if any, applicable to that series of preferred stock.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF OUR CERTIFICATE OF INCORPORATION,
SHAREHOLDER RIGHTS PLAN AND DELAWARE LAW

GENERAL. Our certificate of incorporation, our status as a corporation incorporated under Delaware law, and our shareholder rights plan contain provisions that are designed in part to make it more difficult and time-consuming for a person to obtain control of our Company. The provisions of our certificate of incorporation, certain sections of Delaware law, and shareholder rights plan reduce the vulnerability of our Company to an unsolicited takeover proposal. These provisions may also have an adverse effect on the ability of stockholders to influence the governance of our Company.

In addition, because we have a significant amount of authorized but unissued common stock and preferred stock, our board of directors may make it more difficult or may discourage an attempt to obtain control of our Company by issuing additional stock in our Company.

SHAREHOLDER RIGHTS PLAN. Our board implemented a shareholder rights plan on
October 30, 2001, a copy of which has been filed with the SEC, and declared a dividend of one right ("Right") for each outstanding share of our common stock to stockholders of record on November 14, 2001. One Right will also attach to each share issued after November 14, 2001, but prior to the earlier of the
Distribution Date, the Redemption Date or the Final Expiration Date (as those terms are defined in the Rights Agreement). The Rights will only become exercisable, and transferable apart from our common stock, upon the earlier of:
(a) the close of business on the first date of public announcement that a person or group of affiliated or associated persons ("Acquiring Person") has acquired
15% or more of the outstanding Common Stock, or (b) the tenth business day following the commencement of, or announcement of an intention to commence, a tender or exchange offer which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Common Stock (the earlier of such dates being called the "Distribution Date").

On April 10, 2007, the Company announced that its Board of Directors voted unanimously to increase the threshold level for triggering the Shareholder
Rights Plan from 15% to 20%, effective immediately.

The discussion that follows sets forth the operation of the Rights.

Until the Distribution Date, the Rights will be evidenced by the certificates for the Common Stock and will be transferable only in connection with a transfer of the Common Stock certificates. As soon as practicable following the
Distribution Date, separate certificates evidencing the Rights ("Right
Certificates") will be mailed to holders of record of the Company's Common Stock as of the close of business on the Distribution Date. The Right Certificates alone will evidence the Rights from and after the Distribution Date.

RIGHT TO PURCHASE COMPANY STOCK. In the event a person becomes the owner of 15%
or more of the outstanding shares of Common Stock and thus becomes an Acquiring
Person (a "Flip-In Event"), the Rights not held by the Acquiring Person
"flip-in" and, instead of continuing as rights to buy one share of Common Stock, become rights to buy from the Company shares of Common Stock having a value equal to two times the Purchase Price of the Right. In other words, a Rights holder (other than the Acquiring Person) may purchase Common Stock at a 50%
discount from the then current fair market value.

In the event there is insufficient Common Stock to permit exercise in full of the Rights, the Company must issue cash, property or other securities of the
Company with an aggregate value equal to twice the Purchase Price.

Upon the occurrence of any such Flip-In Event, any Rights owned by an Acquiring
Person, its affiliates and associates and certain transferees thereof, shall become null and void.

RIGHT TO PURCHASE ACQUIRING PERSON STOCK. In the event that a person becomes an
Acquiring Person, the Company is then merged, and the Common Stock is exchanged or converted in the merger, then each Right (other than those formerly held by the Acquiring Person, which became void) would "flip-over" and be exercisable for a number of shares of Common Stock of the acquiring company having a market value of two times the Purchase Price of the Right. In other words, a Rights holder may purchase the acquiring company's common stock at a 50% discount from the then current fair market value.

EXCHANGE OF RIGHTS FOR COMMON STOCK. After a Flip-In Event but before a
"flip-over" event (as described above) occurs and before an Acquiring Person becomes the owner of 50% or more of the Common Stock, the Board may cause the
Rights (either in whole or in part) to be exchanged for shares of Common Stock
(or equivalent securities, of equal value) at a one-to-one exchange ratio or pursuant to an equivalent cashless exercise method. Rights held by the Acquiring
Person, however, which became void upon the Flip-In Event, would not be entitled to participate in such exchange.

REDEMPTION. The Rights may be redeemed by the Board at a redemption price of
$0.01 per Right at any time prior to the earlier of: (a) the time that a person or a group becomes an Acquiring Person, or (b) October 30, 2011, the expiration date of the Rights Agreement. Immediately upon redemption and without further action and without any notice, the right to exercise the Rights will terminate and the

                                       13

only right of the holders will be to receive the redemption price.

EXPIRATION OF RIGHTS. The Rights will expire on October 30, 2011, unless the expiration date is extended by amendment or unless the Rights are earlier redeemed or exchanged by the Company as described above.

AMENDMENTS OR SUPPLEMENTS. For so long as the Rights are redeemable, the terms of the Rights may be amended or supplemented by the Board of Directors at any time and from time to time without the consent of the holders of the Rights. At any time when the Rights are not redeemable, the Board of Directors may amend or supplement the terms of the Rights, provided that such amendment does not adversely affect the interests of the holders of the Rights.

NO RIGHTS AS STOCKHOLDERS. Until a Right is exercised, the holder thereof will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

MISCELLANEOUS. In order to prevent dilution, the Purchase Price, the number of
Common Stock or other securities or property purchasable upon exercise of each
Right and the number of Rights outstanding are subject to adjustment from time to time as provided in the Rights Agreement.

The Company is not required to issue fractions of Rights or to distribute Right
Certificates which evidence fractional Rights (except as may be provided for in the Rights Agreement). In lieu of such fractional Rights, the Company will pay to the registered holders of the Right Certificates with regard to which such fractional Rights would otherwise be issuable, an amount of cash equal to the same fraction of the current market value of a whole Right.

The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group who attempts to acquire us without the approval of our board of directors. Although the shareholder rights plan is not intended to prevent acquisitions through negotiations with our board of directors, the existence of the shareholder rights plan may nevertheless discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial position in our equity securities or seeking to obtain control of the Company. To the extent any potential acquirers are deterred by our shareholder rights plan, the plan may have the effect of preserving incumbent directors and management in office or preventing acquisitions of the Company. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire us even if such acquisition may be favorable to the interests of our stockholders.

Because our board of directors can redeem the Rights or approve certain offers, the Rights should not interfere with any merger or other business combination approved by our board of directors.

Additional descriptions of the rights plan may be found in the Form 8-A12B filed with the SEC on November 14, 2001 and the Current Report on Form 8-K filed with the SEC on April 16, 2007, which filings are incorporated herein by reference.
The description and terms of the Rights are set forth in a rights plan between the Company and American Stock Transfer & Trust Company, as Rights Agent, which agreement is on file with the SEC and incorporated herein by reference.

                 DESCRIPTION OF THE DEBT SECURITIES WE MAY OFFER

The following description of our debt securities sets forth the general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to any offered debt securities, will be described in the applicable prospectus supplement. We may issue senior debt securities under an indenture between us and a trustee. This prospectus refers to this indenture as the
"senior indenture." We may issue subordinated debt securities under an indenture between us and a trustee. This prospectus refers to this indenture as the "subordinated indenture." The senior indenture and the subordinated indenture are sometimes referred to collectively as the "indentures" and each individually as an "indenture." The indentures will be subject to, and governed by, the Trust Indenture Act of 1939.

The following description of certain provisions of the forms of indentures does not purport to be complete and is subject to, and is qualified by reference to, all the provisions of the indentures. We urge you to read the indentures applicable to a particular series of debt securities because they, and not this description, define your rights as the holders of the debt securities. Except as otherwise indicated, the terms of the senior indenture and the subordinated indenture are identical.

GENERAL

The indentures may limit the aggregate principal amount of the debt securities which we may issue and will provide that we may issue the debt securities from time to time in one or more series. The indentures may or may not limit the amount of our other indebtedness or the debt securities which we or our subsidiaries may issue.

                                       14

Unless otherwise provided in the applicable prospectus supplement, the senior debt securities will be unsecured obligations of the Company and will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will be unsecured obligations of ours, subordinated in right of payment to the prior payment in full of all of our senior indebtedness as described below under "Subordination of the Subordinated Debt
Securities" and in the applicable prospectus supplement.

We may grant security interests in some or substantially all of our assets, including equipment, inventory, reserves, cash and cash equivalents, and general intangibles to secure our debt, including debt that will not be issued pursuant to the prospectus such as a bank revolving line of credit secured by our reserves. As a result, any debt securities and related guarantees issued pursuant to this prospectus may be, unless otherwise agreed to between creditors, effectively subordinated to the secured debt to the extent of the value of the assets that secure that debt. As of December 31, 2006, we had $0 of secured debt outstanding.

The applicable prospectus supplement will describe the terms of the debt securities offered, including:

     o   the title of the debt securities;

     o   any limit on the aggregate principal amount of the debt securities;

     o   the date or dates on which the debt securities will mature;

     o   the rate or rates at which the debt securities will bear interest, if any, or the method by which the rate or rates will be determined, and the date or dates from which the interest, if any, will accrue or the method by which the date or dates will be determined;

     o   the date or dates on which interest, if any, on the debt securities will be payable;

     o   the place or places where payments will be payable;

     o   whether any of the debt securities will be redeemable at our option, whether we will be obligated to redeem or purchase any of the debt securities pursuant to any sinking fund or analogous provision or at the option of any holder, and the terms of the option or obligation;

     o   the denominations the debt securities will be issued in, if other than denominations of $1,000 and multiples of $1,000;

     o   whether the debt securities will be convertible or exchangeable and, if so, the securities or rights into which the debt securities are convertible or exchangeable, and the terms and conditions of conversion or exchange;

     o   if other than the entire principal amount, the portion of the principal amount, or the method by which the portion will be determined, of the debt securities that will be payable upon declaration of acceleration of the maturity thereof;

     o   if other than United States dollars, the currency of payment of the principal of, any premium or interest on or any additional amounts with respect to any of the debt securities;

     o   whether the debt securities will be issued in global form and, if so, who the depositary will be;

     o   classification as senior or subordinated debt securities;

     o   in the case of subordinated debt securities, the degree, if any, to which the subordinated debt securities of the series will be senior to or be subordinated to other indebtedness of ours in right of payment, whether the other indebtedness is outstanding or not;

     o   whether the debt securities are subject to defeasance; and

     o   any other specific terms of the debt securities, including any additional events of default or covenants.

The debt securities may be issued as original issue discount securities, bearing no interest or bearing interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below their principal amount.
Special United States federal income tax and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

                                       15

PAYMENT AND PAYING AGENTS

Unless otherwise provided in the applicable prospectus supplement, payment of the interest on any debt securities on an interest payment date will be made to the person in whose name the debt securities are registered at the close of business on the regular record date for the interest.

Principal of and any premium and interest on the debt securities of a particular series will be payable at the office of the paying agents designated by us, except that unless otherwise provided in the applicable prospectus supplement, interest payments may be made by check mailed to the holder. Unless otherwise provided in the applicable prospectus supplement, the corporate trust office of the trustee will be required to have an office in New York and will be designated as our sole paying agent for payments with respect to debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after the principal, premium or interest has become due and payable may be repaid to us, and the holders of the debt securities may then look only to us for payment.

FORM, EXCHANGE AND TRANSFER

The debt securities will be issued only in fully registered form, without coupons, and, unless otherwise provided in the applicable prospectus supplement, in minimum denominations of $1,000 and any multiple of $1,000. The debt securities may be represented in whole or in part by one or more global debt securities registered in the name of a depositary and, if so represented, interests in the global debt security will be shown on, and transfers thereof will be effected only through, records maintained by the designated depositary and its participants.

At the option of the holder and unless otherwise provided in the applicable prospectus supplement, the debt securities may be exchanged for other debt securities of the same series in any authorized denominations, and of a like aggregate principal amount and the debt securities may be presented for exchange or for registration of transfer at the office of any transfer agent designated by us. The transfer or exchange will be made without service charge, but we may require payment of a sum sufficient to cover any tax or other governmental charge.

Any transfer agent initially designated by us for any debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents, rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities.

If the debt securities of any series are to be redeemed in part, we will not be required to:

     o   issue, register the transfer of, or exchange, the debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any of the debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

     o   register the transfer of or exchange any debt security so selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

CONVERSION AND EXCHANGE

The terms, if any, on which debt securities of any series are convertible into or exchangeable for common stock or other securities, property or cash, or a combination of any of the foregoing, will be described in the applicable prospectus supplement. These terms may include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option, and may include provisions pursuant to which the securities, property or cash to be received by the holders of the debt securities would be subject to adjustment as described in the applicable prospectus supplement.

GLOBAL SECURITIES

The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to that series.

The specific terms of the depositary arrangement with respect to a series of the debt securities will be described in the applicable prospectus supplement.

                                       16

We anticipate that the following provisions will apply to all depositary arrangements:

         Upon the issuance of a global security, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security. The accounts will be designated by the underwriters or agents with respect to the debt securities or by us if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee with respect to interests of participants, and on the records of participants with respect to interests of persons other than participants. The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

         So long as the depositary for a global security, or its nominee, is the registered holder of the global security, the depositary or the nominee, as the case may be, will be considered the sole owner and holder of the debt securities represented by the global security for all purposes. Except as described below, owners of beneficial interests in a global security will not be entitled to have the debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of the debt securities of that series in definitive form and will not be considered the owners or holders of the debt securities represented by the global security for any purpose under the debt securities or the applicable indenture.

         Principal of, and any premium and interest on, a global security will be made to the depositary. None of the trustee, any paying agent, the security registrar or us will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests of the global security for the debt securities, or for maintaining, supervising or reviewing any records relating to the beneficial interests.

         We expect that the depositary for a series of the debt securities, upon receipt of any payment with respect to the debt securities, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global security for the debt securities as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in the global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of the participants.

         Each global security authenticated will be registered in the name of the depositary and delivered to the depositary or its nominee or custodian, and each global security will constitute a single debt security. In addition, no global security may be exchanged, in whole or in part, for debt securities registered, and no transfer of a global security, in whole or in part, may be registered, in the name of any person other than the depositary or its nominee unless:

         o    the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as required; or

         o    there will have occurred and be continuing an event of default with respect to the debt securities of a series represented by the global security.

Subject to the foregoing, all debt securities issued in exchange for a global security or any portion thereof will be registered in the names as the depositary for the global security will direct.

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

The description of the debt securities in the prospectus supplement or the indentures may provide that we may not consolidate or amalgamate with or merge into any person or convey, transfer or lease our properties and assets as an entirety or substantially as an entirety to any person, and we may not permit any person to consolidate or amalgamate with or merge into us, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to us, unless:

     o   the person is an entity organized and existing under the laws of the
         United States of America, any state thereof or the District of Columbia and will expressly assume all of our obligations under the indenture and the debt securities;

     o   immediately after giving effect to the transaction, no event of default, and no event which after notice or lapse of time or both would become an event of default, will have occurred and be continuing; and

                                       17

     o   certain other conditions are met.

EVENTS OF DEFAULT

Each of the following constitute reasonably standard events that may be included in any finalized indenture or prospectus supplement as constituting an event of default under the debt securities with respect to any series of debt securities issued:

     o   default in the payment of any interest on any debt security of that series when it becomes due, and the default continues for a period of
         30 days;

     o   default in the payment of the principal of or any premium on any debt security of that series when due;

     o   default in the deposit of any sinking fund payment, when due in respect of any debt security of that series;

     o   default in the performance of any covenant contained in the debt securities for the benefit of that series of the debt securities, and the default continues for a period of 90 days after written notice has been given as provided in the debt securities;

     o   a default under any bond, debenture, note or other evidence of our indebtedness of at least $10,000,000, or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any of our indebtedness for money borrowed having an aggregate principal amount outstanding of at least $10,000,000, whether the indebtedness now exists or will hereafter be created, which default will have resulted in the indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without the indebtedness having been discharged, or the acceleration having been rescinded or annulled, within a period of 10 days after there has been given written notice as provided in the applicable indenture;

     o   certain events of bankruptcy, insolvency or reorganization; and

     o   any other event of default provided in or pursuant to the applicable indenture or debt securities with respect to the debt securities of that series.

If an event of default with respect to the debt securities of any series, other than certain events of default relating to bankruptcy, insolvency or reorganization, occurs and is continuing, then the trustee or the holders of at least 25 percent in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of all the debt securities of that series (or, in the case of original issue discount securities, the portion of the principal amount as may be specified by their terms) to be due and payable immediately, by a notice in writing to us (and to the trustee if given by holders). If an event of default relating to bankruptcy, insolvency or reorganization occurs, the principal amount of all the debt securities of that series (or, in the case of original issue discount securities, the portion of the principal amount as may be specified by their terms) will automatically become immediately due and payable, and without any other action on the part of the trustee or any holder.

The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive any event of default with respect to the debt securities of that series and rescind a declaration of acceleration of payment if sums sufficient to pay all amounts due other than amounts due upon acceleration are provided to the trustee and all defaults are remedied.

If an event of default with respect to the debt securities of any series occurs and is continuing, the trustee may proceed to protect and enforce its rights and the rights of the holders of the debt securities of that series by the appropriate judicial proceedings, whether to enforce any covenant or agreement in the applicable indenture or debt security, to help in the exercise of any power granted by the indenture or debt security, or to enforce any other proper remedy.

The holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of such series. However, the direction by the holders must not be in conflict with any rule of law or with the applicable indenture or debt security and the trustee may take any other action deemed proper by the trustee which is not inconsistent with the direction.

We will be required to deliver to the trustee annually a statement by certain of our officers as to whether or not, to their knowledge, we are in default in the performance of any of the terms, provisions and conditions of the applicable indenture or debt security and, if we are in default, specifying those defaults.

                                       18

SUPPLEMENTAL INDENTURES AND WAIVERS

We and the trustee, with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series affected, may enter into a supplemental indenture to add, change or modify the applicable indenture or the rights of the holders of the debt securities of that series; provided, however, no supplemental indenture will, without the consent of the holder of each outstanding debt security affected:

     o   change the stated maturity of any debt securities;

     o   reduce the principal amount of or the rate of interest on the debt security or any premium payable upon the redemption of any debt securities;

     o   reduce the amount of the principal of an original issue discount security or any other debt security payable upon acceleration of its maturity;

     o   change the currency in which, any debt security or any premium or interest on any debt security is payable;

     o   impair the right to enforce any payment on or after the stated maturity of any debt security (or, in the case of redemption, on or after the redemption date);

     o   modify the provisions of the applicable indenture or debt securities with respect to the subordination of the debt securities in a manner adverse to the holders of that debt security;

     o   reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for any supplemental indenture, or for any waiver of compliance with certain provisions of the applicable indenture or debt securities or for certain defaults; or

     o   modify any of the above provisions.

We and the trustee, without the consent of any holders of a series of debt securities, may enter into one or more supplemental indentures for any of the following purposes:

     o   to provide for our successor and the assumption by our successor of our covenants under the applicable indenture or debt securities;

     o   to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power herein conferred upon us;

     o   to add any additional events of default for the benefit of the holders of all or any series of debt securities;

     o   to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of debt securities in uncertificated form;

     o   to add, change or eliminate any provisions of the applicable indenture or debt securities in respect to one or more series of debt securities, provided that the addition, change or elimination (i) will not apply to any outstanding debt security or (ii) will become effective only when there is no debt security outstanding of series created prior to the execution of the supplemental indenture which is entitled to the benefit of that provision;

     o   to secure the debt securities;

     o   to establish the form or terms of debt securities of that series as provided in the applicable indenture or debt securities; or

     o   to evidence and provide for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of this indenture or debt security as will be necessary to provide for or facilitate the administration of the trusts by more than one trustee, pursuant to the requirements of the applicable indenture or debt security.

The holders of at least a majority in aggregate principal amount of the outstanding debt securities of a series may waive compliance with certain restrictive covenants.

The holders of at least a majority in aggregate principal amount of the outstanding debt securities of a series may waive any past default under the applicable indenture or debt security, except a default in the payment of the principal of or any premium or interest and some covenants or provisions of the applicable indenture or debt security which cannot be modified or amended without the consent of the holder of each outstanding debt security of such series affected.

                                       19

SUBORDINATION OF THE SUBORDINATED DEBT SECURITIES

The subordinated debt securities will, to the extent set forth in the subordinated indenture, be subordinate in right of payment to the prior payment in full of all of our senior indebtedness. In the event of:

     o   any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, dissolution or other winding up, reorganization or other similar case or proceeding in connection therewith, relative to us or to our creditors, as such, or to our assets, or

     o   any voluntary or involuntary liquidation, dissolution or other winding up of ours, whether or not involving insolvency or bankruptcy, or

     o   any assignment for the benefit of creditors or any other marshalling of assets and liabilities of ours,

and in any like event, the holders of our senior indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all of our senior indebtedness, or provision will be made for the payment in cash, before the holders of the subordinated debt securities are entitled to receive or retain any payment on account of principal of, or any premium or interest on, or any additional amounts with respect to, subordinated debt securities, and to that end the holders of our senior indebtedness will be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of ours being subordinated to the payment of subordinated debt securities, which may be payable or deliverable in respect of subordinated debt securities in any such case, proceeding, dissolution, liquidation or other winding up event.

By reason of such subordination, in the event of our liquidation or insolvency, holders of our senior indebtedness and holders of other obligations of ours that are not subordinated to our senior indebtedness may recover more than the holders of subordinated debt securities.

Subject to the payment in full of all of our senior indebtedness, the rights of the holders of subordinated debt securities will be subrogated to the rights of the holders of our senior indebtedness to receive payments or distributions of cash, property or securities of ours applicable to the senior indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, senior debt securities have been paid in full.

No payment of principal, including redemption and sinking fund payments, of or any premium or interest on or any additional amounts with respect to the subordinated debt securities may be made:

     o   if any of our senior indebtedness is not paid when due and any applicable grace period with respect to the default has ended and the default has not been cured or waived or ceased to exist; or

     o   if the maturity of any of our senior indebtedness has been accelerated because of a default.

The subordinated indenture will not limit or prohibit us from incurring additional senior indebtedness, which may include indebtedness that is senior to subordinated debt securities, but subordinate to our other obligations. The senior debt securities will constitute senior indebtedness under the subordinated indenture.

The term "senior indebtedness" means all indebtedness of ours outstanding at any time, except:

     o   the subordinated debt securities;

     o   indebtedness as to which, by the terms of the instrument creating or evidencing the same, is subordinated to or ranks equally with the subordinated debt securities;

     o   indebtedness of ours to an affiliate of ours;

     o   interest accruing after the filing of a petition initiating any bankruptcy, insolvency or other similar proceeding unless the interest is an allowed claim enforceable against us in a proceeding under federal or state bankruptcy laws; and

     o   trade accounts payable, general and administrative expenses necessary to continue the day-to-day operations of the Company, joint interest accounts payable, delay rentals, and royalties payable pursuant to the
         Company's oil and gas lease obligations.

                                       20

The senior indebtedness will continue to be senior indebtedness and be entitled to the benefits of the subordination provisions of any and all subordinated indentures irrespective of any amendment, modification or waiver of any term of the senior indebtedness.

The subordinated indenture will provide that the foregoing subordination provisions, insofar as they relate to any particular issue of subordinated debt securities, may be changed prior to issuance. Any such change would be described in the related prospectus supplement.

NEW YORK LAW TO GOVERN

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed wholly in that state.

INFORMATION CONCERNING THE TRUSTEE

We may from time to time borrow from, maintain deposit accounts with and conduct other banking transactions with the trustee and its respective affiliates in the ordinary course of business. The trustee will be named in the applicable prospectus supplement.

Under each indenture, the trustee may be required to transmit annual reports to all holders regarding its eligibility and qualifications as trustee under the applicable indenture and related matters.

    DESCRIPTION OF THE WARRANTS TO PURCHASE COMMON STOCK AND PREFERRED STOCK
                                  WE MAY OFFER

The following statements with respect to the common stock warrants and the preferred stock warrants are summaries of, and subject to, the detailed provisions of a stock warrant agreement to be entered into by us and a stock warrant agent to be selected at the time of issue of either or both of the common stock or preferred stock warrants. The stock warrant agreement may include or incorporate by reference standard warrant provisions substantially in the form of the Common Stock Warrant Agreement or the Preferred Stock Warrant
Agreement to be filed in an amendment to the registration statement which includes this prospectus or filed in a current report on Form 8-K and incorporated by reference in the registration statement which includes this prospectus.

GENERAL

The common stock warrants and preferred stock warrants, evidenced by stock warrant certificates, may be issued under a stock warrant agreement independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such other offered securities. If stock warrants are offered, the applicable prospectus supplement will describe the designation and terms of the stock warrants, including:

     o   the offering price, if any;

     o   the designation and terms of the common or preferred stock purchasable upon exercise of the stock warrants;

     o   if applicable, the date on and after which the stock warrants and the related offered securities will be separately transferable;

     o   the number of shares of common or preferred stock purchasable upon exercise of one stock warrant and the initial price at which the shares may be purchased upon exercise;

     o   the date on which the right to exercise the stock warrants will commence and expire;

     o   a discussion of certain United States Federal income tax
         considerations;

     o   the call provisions, if any;

     o   the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

     o   any antidilution provisions of the stock warrants; and

     o   any other terms of the stock warrants.

The shares of common or preferred stock issuable upon exercise of the stock warrants will, when issued in accordance with the stock warrant agreement, be fully paid and nonassessable.

                                       21

EXERCISE OF STOCK WARRANTS

Stock warrants may be exercised by surrendering the stock warrant certificate to the stock warrant agent with the form of election to purchase on the reverse side of the stock warrant certificate properly completed and signed and by payment in full of the exercise price, as set forth in the applicable prospectus supplement. The signature must be guaranteed by a bank or trust company, by a broker or dealer which is a member of the National Association of Securities
Dealers, Inc. or by a member of a national securities exchange. Upon receipt of the certificates, the stock warrant agent will requisition from the transfer agent for the common stock for issuance and delivery to or upon the written order of the exercising warrantholder, a certificate representing the number of shares of common stock purchased. If less than all of the stock warrants evidenced by any stock warrant certificate are exercised, the stock warrant agent will deliver to the exercising warrantholder a new stock warrant certificate representing the unexercised stock warrants.

NO RIGHTS AS STOCKHOLDERS

Holders of stock warrants will not be entitled, by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as our stockholders.

WARRANTS OUTSTANDING

As of May 7, 2007, warrants to purchase 564,033 shares of common stock were outstanding. These warrants have a weighted average exercise price of $3.41 per share and expire between May 20, 2008 and November 27, 2010.

      DESCRIPTION OF THE WARRANTS TO PURCHASE DEBT SECURITIES WE MAY OFFER

The following statements with respect to the debt warrants are summaries of, and subject to, the detailed provisions of a debt warrant agreement to be entered into by us and a debt warrant agent to be selected at the time of issue. The debt warrant agreement may include or incorporate by reference standard warrant provisions substantially in the form of the debt warrant agreement to be filed in an amendment to the registration statement which includes this prospectus or filed in a current report on Form 8-K and incorporated by reference in the registration statement which includes this prospectus.

GENERAL

The debt warrants, evidenced by debt warrant certificates, may be issued under the debt warrant agreement independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such other offered securities. If debt warrants are offered, the applicable prospectus supplement will describe the designation and terms of the debt warrants, including:

the offering price, if any;

     o   the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

     o   if applicable, the date on and after which the debt warrants and the related offered securities will be separately transferable;

     o   the principal amount of debt securities purchasable upon exercise of one debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise;

     o   the date on which the right to exercise the debt warrants will commence and expire;

     o   a discussion of certain United States Federal income tax
         considerations;

     o   whether the warrants represented by the debt warrant certificates will be issued in registered or bearer form;

     o   the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

     o   any antidilution provisions of the debt warrants; and

     o   any other terms of the debt warrants.

                                       22

Debt Warrantholders will not have any of the rights of holders of debt securities, including the right to receive the payment of principal of, any premium or interest on, or any additional amounts with respect to, the debt securities or to enforce any of the covenants of the debt securities or the applicable indenture except as otherwise provided in the applicable indenture or debt securities.

EXERCISE OF DEBT WARRANTS

Debt warrants may be exercised by surrendering the debt warrant certificate to the debt warrant agent, with the form of election to purchase on the reverse side of the debt warrant certificate properly completed and signed, and by payment in full of the exercise price, as set forth in the applicable prospectus supplement. The signature must be guaranteed by a bank or trust company, by a broker or dealer which is a member of the National Association of Securities
Dealers, Inc. or by a member of a national securities exchange. Upon the exercise of debt warrants, we will issue the debt securities in authorized denominations in accordance with the instructions of the exercising warrantholder. If less than all of the debt warrants evidenced by the debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining number of debt warrants.

  DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS WE MAY OFFER

The following statements with respect to stock purchase contracts and stock purchase units are summaries of, and subject to, the detailed provisions of a stock purchase contract agreement or stock purchase unit agreement to be entered into by us and a stock purchase contract agent or stock purchase unit agent to be selected at the time of issue. The stock purchase contract agreement or stock purchase unit agreement may include or incorporate by reference standard provisions substantially in the form of the stock purchase contract agreement or stock purchase unit agreement to be filed in an amendment to the registration statement which includes this prospectus or filed in a current report on Form
8-K and incorporated by reference in the registration statement which includes this prospectus.

We may issue stock purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or preferred stock at a future date or dates.
The price per share of common stock, or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contract agreement. Any such formula may include anti-dilution provisions to adjust the number of shares issuable pursuant to such stock purchase contract upon the occurrence of certain events. The stock purchase contracts may be issued separately or as a part of stock purchase units, consisting of a stock purchase contract and, as security for the holder's obligations to purchase the shares of common stock or preferred stock under the stock purchase contracts, either our senior or subordinated debt securities or the debt obligations of third parties, including U.S. Treasury securities.

The stock purchase contract agreements may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contract agreements may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder's obligations under the original stock purchase contract agreement.

The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid stock purchase contracts. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to:

     o   the stock purchase contracts;

     o   the collateral arrangements, if applicable, relating to such stock purchase contracts or stock purchase units; and

     o   if applicable, the prepaid stock purchase contracts and the stock purchase contract agreement pursuant to which the prepaid stock purchase contracts will be issued.

                              PLAN OF DISTRIBUTION

Unless otherwise set forth in a prospectus supplement accompanying this prospectus, we may sell the offered securities in any one or more of the following ways from time to time:

     o   through agents;

     o   to or through underwriters;

                                       23

     o   through dealers;

     o   directly to purchasers; or

     o   through remarketing firms.

The prospectus supplement with respect to the offered securities will set forth the terms of the offering of the offered securities, including:

     o   the name or names of any underwriters, dealers or agents;

     o   the purchase price of the offered securities and the proceeds to us from such sale;

     o   any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation;

     o   any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

     o   any securities exchange on which such offered securities may be listed.

Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Offers to purchase the offered securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the offered securities will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, the agent will be acting on a reasonable best efforts basis for the period of its appointment.

If underwriters are used in the sale of the offered securities, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. The offered securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. Unless otherwise indicated in the applicable prospectus supplement, the underwriters are subject to certain conditions precedent and will be obligated to purchase all the offered securities of a series if they purchase any of the offered securities.

If a dealer is used in the sale of the offered securities, we will sell the offered securities to the dealer as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by the dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the applicable prospectus supplement.

Offers to purchase the offered securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others. The terms of any such sales will be described in the applicable prospectus supplement.

The offered securities may also be offered and sold by a remarketing firm in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the offered securities pursuant to the terms of the offered securities. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

We may authorize underwriters, dealers and agents to solicit from third parties offers to purchase the offered securities under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers' obligations, and will include any required information about commissions we may pay for soliciting these contracts.

In connection with the sale of the offered securities, agents, underwriters, dealers or remarketing firms may receive compensation from us or from purchasers of the offered securities for whom they act as agents in the form of discounts, concessions or commissions. Underwriters may sell the offered securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Agents, underwriters, dealers and remarketing firms that participate in the distribution of the offered securities, and any institutional investors or others that purchase offered securities directly and then resell the securities, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act.

                                       24

Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

Each series of the offered securities will be a new issue and, other than the shares of common stock which are listed on the Nasdaq Capital Market and the
Boston Stock Exchange, will have no established trading market. Any underwriters to whom we sell the offered securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We may elect to list any series of offered securities on an exchange, and in the case of common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we will not be obligated to do so. We cannot predict the liquidity of the trading market for any of the offered securities.

In connection with an offering, the underwriters may purchase and sell the offered securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of offered securities than they are required to purchase in an offering.
Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the offered securities while an offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased offered securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the offered securities. As a result, the price of the offered securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the offered securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

Underwriters, dealers, agents and remarketing firms, or their affiliates, may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

                                  LEGAL MATTERS

Gersten Savage LLP, New York, New York, will pass upon the validity of the securities for us in connection with this offering.

                                     EXPERTS

The financial statements incorporated in this prospectus by reference to the
Annual Report on Form 10-K as of and for the year ended December 31, 2006 have been so incorporated in reliance on the report of Carlin, Charron & Rosen, LLP, independent registered public accountants, given on the authority of said firm as experts in auditing and accounting.

                                       25

     You should rely only on the information incorporated by reference or contained in this prospectus supplement and the accompanying prospectus. We have not authorized any dealer, salesperson or other person to give you different information. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell nor are they seeking an offer to buy the securities referred to in this prospectus supplement or the accompanying prospectus in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference are correct only as of the date shown on the cover page of these documents, regardless of the time of the delivery of these documents or any sale of the securities referred to in this prospectus supplement and the accompanying prospectus.

3,833,108 SHARES OF COMMON STOCK
AND
WARRANTS TO PURCHASE 1,916,554 SHARES OF COMMON STOCK

PROSPECTUS SUPPLEMENT

Canaccord Adams	ThinkEquity Partners LLC

September 18, 2007